UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

OUTFRONT Media Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 Lexington Avenue, 17th Floor

New York, New York 10174

April 21, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., which will be held at 605 Third Avenue, New York, New York, 10158, on June 7, 2016, at 10:00 a.m., Eastern Daylight Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. The enclosed materials contain instructions on how you can exercise your right to vote over the internet, by telephone or by mail.

Thank you for your continued support of OUTFRONT Media Inc.

Sincerely,

JEREMY J. MALE

Chairman and Chief Executive Officer

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To OUTFRONT Media Inc. Stockholders:

Notice is hereby given that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), will be held at 605 Third Avenue, New York, New York, 10158, on June 7, 2016, at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held for the following purposes:

1.	To elect the Class II director nominee named in this proxy statement to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 15, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

Your vote is important to us. You may cast your vote over the internet, by telephone, or by mail.

We mailed a Notice of Internet Availability of Proxy Materials on or about April 21, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2016: the Company’s proxy statement and 2015 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,

RICHARD H. SAUER

Executive Vice President, General Counsel and

Secretary

April 21, 2016

-i-

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

PROXY STATEMENT

April 21, 2016

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What are proxy materials?

OUTFRONT Media Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), made these proxy materials available to you via the internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of the Company of proxies to be voted at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2016, at 10:00 a.m., Eastern Daylight Time, and at any postponement or adjournment of the Annual Meeting. The Notice of Internet Availability of Proxy Materials, proxy statement and form of proxy are being distributed and made available on the internet on or about April 21, 2016, to all stockholders entitled to vote at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules, and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the proxy card or a voting instruction card for the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on April 15, 2016 (the “Record Date”) on or about April 21, 2016. Stockholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct stockholders as to how they may access and review proxy materials on the internet. Stockholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the proxy card, the form of which is included in this proxy statement.

I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other annual meeting materials, including this proxy statement and the annual report to stockholders, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials, proxy statement or annual report of stockholders, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders, as applicable, please notify your broker if your shares are held in a brokerage account, or the Company’s Secretary at the address or telephone number below if you hold registered shares. If you have multiple accounts in your name or share an address with other stockholders, you can also request “householding” and authorize your broker to discontinue mailings of multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, by notifying your broker if your shares are held in a brokerage account, or the Company’s Secretary at the address or telephone number below if you hold registered shares. Upon request, we will deliver promptly a copy of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, as applicable, to stockholders at a shared address to which a single copy of these documents was delivered. Stockholders can submit this request by contacting the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, (212) 297-6400.

What items of business will be voted on at the Annual Meeting?

There are 3 proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: The election of the Class II director nominee named in this proxy statement to serve until the 2019 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.

•	Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016.

•	Proposal No. 3: The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

How does the board of directors recommend I vote on these proposals?

•	“FOR” election of the Class II director nominee named in this proxy statement.

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016.

•	“FOR” approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 137,914,417 shares of our common stock, par value $0.01 per share, outstanding. You are entitled to one vote for each share of common stock held by you as of the Record Date.

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank N.A., you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was provided to you directly. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a “legal proxy”. The material from your broker, bank or other nominee will include a voting instruction form or other document by which you can instruct your broker, bank or other nominee how to vote your shares.

A quorum is required for our stockholders to conduct business at the Annual Meeting. Under the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting.

Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

What votes are required with respect to each proposal?

Proposal No. 1, the nominee for Class II director will be elected by a plurality of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the nominee receiving the highest number of affirmative votes will be elected.

Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2016, will be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote.

Proposal No. 3, the non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, will be determined by the affirmative vote of a majority of all the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, the Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

How are broker non-votes and abstentions counted?

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At the Annual Meeting, only Proposal No. 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2016, is considered a routine matter. Your broker will therefore not have discretion to vote on Proposals Nos. 1 and 3, but will have discretion to vote on Proposal No. 2.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of Proposals Nos. 1, 2 and 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

How can I attend and vote at the Annual Meeting?

You may attend the Annual Meeting and vote in person by completing a ballot. Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m., Eastern Daylight Time, and the Annual Meeting will begin at 10:00 a.m., Eastern Daylight Time. Each stockholder should be prepared to present:

•	Valid government photo identification, such as a driver’s license or passport;

•	Proof of ownership of our common stock as of the Record Date, such as a recent account statement reflecting stock ownership, a brokerage statement or letter provided by a broker, bank, trustee or other nominee, or similar evidence of ownership; and

•	If you hold your shares in street name, a “legal proxy” obtained from the broker, bank or other nominee that holds your shares authorizing you to vote your shares held in street name at the Annual Meeting.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•	By Internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by internet. Internet voting is available until 11:59 p.m., Eastern Daylight Time, on June 6, 2016.

•	By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by calling the telephone number specified on your Notice of Internet Availability of Proxy Materials or your proxy card and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or your proxy card in order to vote by telephone. Telephone voting is available until 11:59 p.m., Eastern Daylight Time, on June 6, 2016.

•	By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. If you sign and submit your proxy card without voting instructions, your shares will be voted “FOR” the director nominee named in this proxy statement with respect to Proposal No. 1, and “FOR” Proposals Nos. 2 and 3 as recommended by the Board, and in accordance with the discretion of the holders of the proxy with respect to any other matter that may be voted on at the Annual Meeting.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

How do I change or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, a proxy may be revoked by a writing delivered to the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction it has provided, or, if you have obtained a “legal proxy” from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Who will count the vote?

A representative of IOE Services Inc. will serve as the inspector of election for the Annual Meeting, and will tabulate the votes.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by mail, telephone, facsimile, electronic transmission or other means. Our directors, officers or employees do not receive additional compensation for soliciting proxies. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We have also engaged Georgeson Inc. to serve as our proxy solicitor for the Annual Meeting at a fee of $10,000, plus reimbursement of reasonable expenses. Georgeson Inc. will, among other things, provide advice relating to the content of solicitation materials, solicit banks, brokers, nominees and institutional investors to determine voting instructions, monitor voting and coordinate the delivery of executed proxies to our voting tabulator.

Whom should I contact if I have questions about the Annual Meeting?

If you have any additional questions about the Annual Meeting or how to vote in person or otherwise, please contact our proxy solicitor, Georgeson Inc., at (888) 680-1529 (toll-free) or (781) 575-2137 (international callers). For directions to the Annual Meeting, please contact our Investor Relations Department, at investor@outfrontmedia.com.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers

The following table sets forth information as of March 31, 2016 regarding the individuals who serve as our executive officers, excluding Mr. Male’s biographical information. Mr. Male’s biographical information can be found in the section entitled “—Board of Directors” below.

Name	Age	Position
Jeremy J. Male	58	Chairman and Chief Executive Officer
Donald R. Shassian	60	Executive Vice President, Chief Financial Officer
Clive Punter	49	Executive Vice President, Chief Revenue Officer
Richard H. Sauer	58	Executive Vice President, General Counsel and Secretary
Jodi Senese	57	Executive Vice President, Chief Marketing Officer
Andrew Sriubas	47	Executive Vice President, Strategic Planning & Development
Nancy Tostanoski	52	Executive Vice President, Chief Human Resources Officer

None of our executive officers is related to each other or any director of the Company by blood, marriage or adoption.

Donald R. Shassian has served as the Company’s Executive Vice President, Chief Financial Officer since November 2013. Prior to that, he served as the Executive Vice President and Chief Financial Officer of Frontier Communications Corporation from 2006 to 2013. Before that, he served as an M&A consultant for communications companies pursuing the acquisition and divestiture of local exchange businesses. Previously, he served as Executive Vice President/Chief Financial Officer and later Chief Operating Officer of RSL Communications, Ltd., Senior Vice President and Chief Financial Officer of Southern New England Telecommunications Corporation and as a partner at Arthur Andersen. Mr. Shassian served on the board of directors and as chairman of the audit committee of UIL Holdings Corporation from October 2008 to December 2015.

Clive Punter has served as the Company’s Executive Vice President, Chief Revenue Officer since October 2014. Prior to that, he was a founding partner of GeniusQ, a senior executive consulting company, from 2012 to 2014. Prior to that, he served as a managing director at Linkedin Corporation from 2010 to 2012, where he led the global marketing solutions business. Mr. Punter previously served in various roles at CBS Outdoor International (n/k/a Exterion Media) from 1995 to 2010, including as International CEO from 2007 to 2010.

Richard H. Sauer has served as the Company’s Executive Vice President and General Counsel since December 2006. Beginning in March 2014, he also began serving as the Company’s Secretary. Prior to that, he was a partner at the law firm Duane Morris LLP and, before that, a partner at the law firm Jones Day.

Jodi Senese has served as the Company’s Executive Vice President, Chief Marketing Officer since April 2013. Prior to that, she served as the Company’s Executive Vice President, Marketing from 2001 to 2013, overseeing all aspects of marketing, research and creative services, as well as the development of new business strategies for the Company. Previously, she served as Executive Vice President, Marketing at TDI Worldwide Inc. (which was later acquired by the Company) from 1990 to 2001. Before that, she served as Vice President, Marketing at Gannett Outdoor (which was later acquired by the Company) from 1988 to 1990. Ms. Senese began her career in sales at New York Subways Advertising Company (which was later acquired by the Company) in 1981. She served as Chairwoman of the Outdoor Advertising Association of America Marketing Committee from 2009 through 2013.

Andrew Sriubas has served as the Company’s Executive Vice President, Strategic Planning & Development since July 2014. Prior to that, he served as Chief of Strategy & Corporate Development at Sonifi Solutions, Inc. from 2013 to 2014, where he was responsible for corporate partnerships, product development, content acquisitions and digital deployment systems. Before joining Sonifi, from 1989 to 2013, Mr. Sriubas held senior roles at Citicorp Securities, Inc., Donaldson, Lufkin & Jenrette/Credit Suisse First Boston, UBS Investment Bank, JP Morgan Chase and Moorgate Partners, advising and raising capital for technology, media and telecommunications companies.

Nancy Tostanoski has served as the Company’s Executive Vice President, Chief Human Resources Officer since February 2015 and prior to that she served as the Company’s Senior Vice President, Human Resources since May 2014. Ms. Tostanoski also served as Vice President, Global Compensation and Benefits at PVH Corp. (formerly known as The Warnaco Group, Inc.) from 2010 to 2013, where she was responsible for global compensation, benefits and performance management for the publicly-held branded apparel company. From 2007 to 2010, Ms. Tostanoski served as Vice President, Global Compensation, Benefits and Shared Services at Reader’s Digest Association, Inc., where she was responsible for global compensation, benefits and U.S. shared services for the privately-held publishing and media company.

Board of Directors

Our business and affairs are managed under the direction of the Board. The Company’s Charter (the “Charter”) provides that the number of directors on the Board is fixed exclusively by the Board pursuant to our Bylaws, but may not be fewer than the minimum required by Maryland law, which is currently one. The Bylaws provide that the Board will consist of not less than one and not more than 15 directors. The Board currently consists of seven directors. On April 7, 2016, the Board voted to reduce its size from seven directors to six directors, effective at the commencement of the Annual Meeting. See “—Election and Classification of Directors.” During 2015, the Board held seven meetings and also acted by unanimous written consent two times. Each incumbent director attended at least 75% of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees of the Board on which such director served during the periods that he or she served during 2015. In addition to Board and committee meetings, directors are invited and expected to attend the Annual Meeting. Five of our six directors then serving attended the 2015 annual meeting of stockholders.

In accordance with the New York Stock Exchange (“NYSE”) listing standards, the non-management and independent directors meet separately in executive sessions, without directors who are Company employees, at least two times each year, and at such other times as they deem appropriate. During 2015, the Company’s Lead Independent Director presided at the executive sessions of non-management and independent directors, and during 2015, the non-management and independent directors met six times.

The following table sets forth information as of March 31, 2016 regarding individuals who serve as members of the Board.

Name	Age	Position
William Apfelbaum	69	Director
Nicolas Brien	54	Director
Manuel A. Diaz	61	Director
Jeremy J. Male	58	Chairman and Chief Executive Officer
Peter Mathes	63	Director
Susan M. Tolson	54	Director
Joseph H. Wender*	71	Director

*  Lead Independent Director

None of our directors is related to each other or any executive officer of the Company by blood, marriage or adoption.

William Apfelbaum has served on the Board since June 2015 and will continue to serve on the Board until the end of his term at the commencement of the Annual Meeting. He is currently a venture partner at several private equity firms, and serves or has served on the boards of a number of their private portfolio companies. Mr. Apfelbaum founded and served as the Chairman of Titan Outdoor Advertising from 2001 to 2011. Prior to that, he served as President, Chairman and Chief Executive Officer of TDI Worldwide Inc. (which was later acquired by the Company) from 1989 to April 2000. Before that, Mr. Apfelbaum served as the President of Gannet Transit

(formerly New York Subways Advertising Co., Inc., which was later acquired by the Company). We believe Mr. Apfelbaum is qualified to serve as a member of the Board because with over 35 years of experience in the outdoor advertising industry, as well as experience advising portfolio companies, Mr. Apfelbaum brings to the Board expertise relevant to the operation and strategic growth of our business.

Nicolas Brien has served on the Board since October 2014. He has served as the Chief Executive Officer of iCrossing, a subsidiary of Hearst Corporation, and as President of Hearst Magazines Marketing Services, a division of Hearst Corporation, since March 2015. Prior to that, he served as Chairman and Chief Executive Officer of McCann Worldgroup from April 2010 through November 2012, and as Chief Executive Officer of IPG Mediabrands from 2008 to 2010. Mr. Brien also served as Chief Executive Officer of Universal McCann from 2005 to 2008. We believe Mr. Brien is qualified to serve as a member of the Board because with 30 years of experience in the advertising, media and marketing industry, Mr. Brien brings to the Board a unique cross-disciplinary perspective, extensive operational experience and expertise working with world-class brands.

Manuel A. Diaz has served on the Board since August 2014. He is a senior partner at the law firm Lydecker Diaz, LLP and serves on a number of private company and not-for-profit boards. Prior to that, Mr. Diaz served as the Mayor of the City of Miami from 2001 to 2009. We believe Mr. Diaz is qualified to serve as a member of the Board because with over 30 years of combined public service and legal experience, Mr. Diaz brings to the Board a unique perspective on our governmental relationships and the impact we have on the local markets we serve.

Jeremy J. Male has served as the Company’s Chief Executive Officer since September 2013, as a member of the Board since March 2014, and as Chairman of the Board since October 2014. Prior to that, he served as the Chief Executive Officer, UK, Northern Europe and Australia for JCDecaux SA since 2000, with operational responsibilities for 11 countries. He also served as a Member of the Executive Board at JCDecaux SA from October 2000 to September 2013. Prior to that, he served as Chief Executive Officer, Europe, of TDI Worldwide Inc. (which was later acquired by the Company). With his long and successful career in senior management positions at a number of highly regarded global outdoor companies, his executive board experience, and his service both as Chairman of the Outdoor Media Centre in the UK and President of FEPE International, each an association of outdoor advertising companies worldwide, Mr. Male brings to us unparalleled global expertise in the outdoor advertising industry and is well positioned to lead the Company, through his executive and director roles. We believe Mr. Male is qualified to serve as a member of the Board because of his outdoor advertising industry and management experience, his board service and the perspective he brings on our business as our Chairman and Chief Executive Officer.

Peter Mathes has served on the Board since March 2014. Mr. Mathes served as the Chairman and Chief Executive Officer of AsianMedia Group LLC from 2004 to September 2011. Prior to that, he served in various managerial roles, beginning in 1982 at Chris Craft/United Television Group, where he served as Executive Vice President from 1998 to 2001. In January 2012, AsianMedia Group LLC filed for reorganization under bankruptcy laws as a result of a significant decline in U.S. television spot advertising demand beginning in 2008, and, after selling its television stations, filed to liquidate its remaining assets. The case closed in July 2013. We believe Mr. Mathes is qualified to serve as a member of the Board because with over 30 years of combined experience in developing, acquiring and overseeing television stations and managing local and national advertising sales, Mr. Mathes brings to the Board expertise in local and national advertising strategy and development.

Susan M. Tolson has served on the Board since August 2014. She served as an analyst and portfolio manager at Capital Research Company for over twenty years. Prior to that, Ms. Tolson spent two years with Aetna Investment Management Company. Ms. Tolson currently serves on the board of directors of Lagardere Groupe, Worldline E-Payment Services and Take-Two Interactive Software, Inc., as well as on the audit committees of Worldline E-Payment Services and Take-Two Interactive Software, Inc. and the nominating and compensation committees of Worldline E-Payment Services. We believe Ms. Tolson is qualified to serve as a member of the Board because with extensive experience in the media industry, in investment management and in public company board service, Ms. Tolson provides the Board with a skilled advisor on strategic developments in our industry, as well as corporate finance and corporate governance matters.

Joseph H. Wender has served on the Board since March 2014, and has served as Lead Independent Director since February 2015. He has also been a Senior Consultant to Goldman, Sachs & Co. since January 2008. He began with Goldman, Sachs & Co. in 1971 and became General Partner of the firm in 1982, at which time he headed the Financial Institutions Group for over a decade. Mr. Wender also currently serves as a director of Ionis Pharmaceuticals, Inc. and Grandpoint Capital, a bank holding company, and is an Independent Trustee of the Schwab Family of Funds. We believe Mr. Wender is qualified to serve as a member of the Board because with over 35 years of investment banking experience and his service on other boards, Mr. Wender brings to the Board a broad and deep understanding of public company financial reporting, corporate finance and strategic transactions.

Election and Classification of Directors

In accordance with the terms of the Charter, the Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms, and is divided as follows:

•	the Class I directors are Messrs. Diaz and Mathes and Ms. Tolson, and their term will expire at the annual meeting of stockholders expected to be held in 2018;

•	the Class II directors are Messrs. Apfelbaum and Brien, and their term will expire at the Annual Meeting; and

•	the Class III directors are Messrs. Male and Wender, and their term will expire at the annual meeting of stockholders expected to be held in 2017.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualifies, in accordance with the Bylaws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) and Mr. Apfelbaum have collectively determined that the Company would be best served if Mr. Apfelbaum acted as a management consultant to the Company, where his over 35 years of experience in the outdoor advertising industry, particularly with respect to transit advertising, could be utilized more directly. Accordingly, from and after June 8, 2016, Mr. Apfelbaum will serve as a paid management consultant to the Company for transit-related matters, and Mr. Apfelbaum and the Nominating and Governance Committee have agreed that he will not be nominated as a director for re-election at the Annual Meeting. On April 7, 2016, the Board voted to reduce its size from seven directors to six directors, effective at the commencement of the Annual Meeting.

Director Independence

In accordance with NYSE rules and the Company’s Corporate Governance Guidelines, the Company’s Board of Directors will make an annual determination as to the independence of the directors and director nominees. A director or director nominee is not deemed independent unless the Board affirmatively determines that such director or director nominee has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board will observe all criteria for independence established by the Company’s Corporate Governance Guidelines, the NYSE listing standards and other governing laws and regulations. When assessing materiality of a director’s relationship with the Company, the Board will consider all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include any commercial, banking, consulting, legal, accounting, charitable or other business relationships each director or director nominee may have with the Company. In addition, the Board will consult with the Company’s external legal counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other applicable laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in pertinent listing standards of the NYSE.

In assessing the independence of Mr. Diaz, the Board considered services that Lydecker Diaz LLP, a Florida law firm of which Mr. Diaz is a partner, provided to Van Wagner Communications, LLC, an entity which the Company acquired on October 1, 2014, before the completion of the acquisition. The Board noted that Mr. Diaz did not provide any services directly to the Company before or after the acquisition.

The Nominating and Governance Committee undertook its annual review of director independence and made a recommendation to the Board regarding director independence. As a result of this review, the Board affirmatively determined that six of our current directors, Messrs. Apfelbaum, Brien, Diaz, Mathes and Wender and Ms. Tolson, are “independent directors” under the Company’s Corporate Governance Guidelines and the NYSE listing standards.

Board Leadership Structure

The Board leadership structure is currently comprised of (1) a combined Chairman of the Board of Directors and Chief Executive Officer, (2) a Lead Independent Director, and (3) an independent Chair for each of our three standing Board committees described below. From time to time, the Nominating and Governance Committee and the entire Board review the Company’s leadership structure, including the positions of Chairman of the Board and Chief Executive Officer, to ensure the interests of the Company and its stockholders are best served.

The Nominating and Governance Committee has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Jeremy J. Male. By serving as both our Chairman and Chief Executive Officer, Mr. Male is able to provide strong and consistent leadership, vision and direction as we pursue our business plans. Mr. Male has extensive knowledge of all aspects of the Company, its business and risks, its industry and its customers. He is intimately involved in the day-to-day operations of the Company and is in the best position to elevate the most critical business issues for consideration by the Board. The Board believes having Mr. Male serve in both capacities allows him to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board also believes that the combined Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and customers and allows one person to speak for and lead the Company and the Board. In addition, the Board believes that its information flow, meetings, deliberations, and decision-making processes are more focused, efficient, and effective when the Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the Board and the leadership of the Lead Independent Director and independent committee chairs. Moreover, the Board believes that the appointment of a strong Lead Independent Director and the use of regular executive sessions of the non- management and independent directors, along with the Board’s strong committee system and all directors being independent except for Mr. Male, allow it to maintain effective oversight of management. In our view, splitting the roles would potentially make our management and governance processes less effective through undesirable duplication of work and possibly lead to a blurring of clear lines of accountability and responsibility.

The Lead Independent Director is elected by a majority of independent directors to serve for a one-year term at the pleasure of the Board of Directors. Our current Lead Independent Director is Joseph H. Wender. Mr. Wender is an engaged and active director, who is uniquely positioned to work collaboratively with Mr. Male, while providing strong independent oversight. As described in the Company’s Corporate Governance Guidelines, the Lead Independent Director has broad responsibility and authority, including but not limited to:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of independent directors;

•	serving as the principal liaison among the Chairman, any other non-independent directors and the independent directors to facilitate discussion of issues discussed in the executive sessions and to ensure the flow of information;

•	collaborating with the Chairman on meeting agendas for the Board;

•	being available, if requested by major stockholders, for consultation and direct communication with stockholders;

•	retaining outside advisors and consultants who report directly to the Board on Board-wide issues; and

•	leading the performance assessment of the Chief Executive Officer and, in collaboration with the Nominating and Governance Committee, the Board’s self-assessment.

In addition to the above responsibilities and Mr. Wender’s service as a member of the Board of Directors, Mr. Wender has over the past year performed additional duties, including regularly communicating with the Chairman and Chief Executive Officer between Board meetings to discuss a variety of matters, and periodically meeting with the Chairman and Chief Executive Officer after executive sessions of independent directors to provide feedback from the other independent directors. A copy of the Company’s Corporate Governance Guidelines is available in the Investor Relations section of our website at www.outfrontmedia.com.

Board Risk Oversight

The Board has overall responsibility for the oversight of the Company’s risk management process. The Board carries out its oversight responsibility directly and through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•	The Audit Committee of the Board (the “Audit Committee”), as part of its oversight role, is responsible for reviewing with management, the internal auditor and the independent auditor, the effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures related to, among other things, the Company’s financial condition, the independent auditor, market and industry conditions, information technology security and disaster recovery, among other responsibilities set forth in the Audit Committee’s charter.

•	The Compensation Committee of the Board (the “Compensation Committee”) monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.”

•	The Nominating and Governance Committee assesses risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes and in reviewing related person transactions.

Each of these committees reports regularly to the Board on these risk-related matters. In addition, the Board and its committees receive regular reports from management that include matters affecting the Company’s risk profile, including, among other things, operations reports from the Chief Executive Officer and from other senior members of management, all of which include strategic and operational risks; reports from the Chief Financial Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; and reports from the General Counsel on legal risks and material litigation. Outside of formal meetings, Board members have regular access to our executive officers. The Board committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

While the Company does not currently maintain a written succession plan with respect to the Chairman and Chief Executive Officer, in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee will review periodically succession planning for the Chairman and Chief Executive Officer, and others, and report to the independent directors on these reviews.

The Company believes that its board leadership structure, discussed in detail above, supports the risk oversight function of the Board. While the Company has a combined Chairman and Chief Executive Officer, the Lead Independent Director and independent committee chairs are actively involved in risk oversight, and there is open communication between management and directors regarding risk oversight.

Corporate Governance Guidelines

The Company’s commitment to good corporate governance is reflected in the Company’s Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics, including, but not limited to, director independence standards and other qualifications, executive sessions of non-management directors and independent directors, director compensation and stock ownership guidelines, and annual self- evaluations of the Board. The Board, with assistance from its Nominating and Governance Committee, regularly assesses the Company’s governance practices in light of legal requirements and governance best practices.

The Company’s Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, and other information are available in the Investor Relations section of our website at www.outfrontmedia.com. Any stockholder also may request them in print, without charge, by contacting the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

Code of Conduct and Code of Ethics

The Company has adopted a Code of Conduct that applies to all executive officers, employees and directors of the Company. In addition, the Company has adopted a Supplemental Code of Ethics for Senior Financial Officers applicable to our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. Both the Code of Conduct and the Supplemental Code of Ethics are available in the Investor Relations section of our website at www.outfrontmedia.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct or the Supplemental Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer or controller or persons performing similar functions, and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, by posting such information on our website at www.outfrontmedia.com.

Board Committees

The following chart sets forth the current membership of each committee of the Board. The Board, upon the recommendation of the Nominating and Governance Committee, reviews and determines the membership of the committees at least annually.

Committee	Members
Audit Committee	Joseph H. Wender, Chair Peter Mathes Susan M. Tolson
Compensation Committee	Peter Mathes, Chair William Apfelbaum* Nicolas Brien
Nominating and Governance Committee	Susan M. Tolson, Chair Manuel A. Diaz Joseph H. Wender

*	Mr. Apfelbaum will continue to serve on the Compensation Committee until the end of his term at the commencement of the Annual Meeting. See “—Board of Directors—Election and Classification of Directors.”

Audit Committee

As more fully described in its charter, the Audit Committee is responsible for, among other things:

•	the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•	reviewing the organization, responsibilities, audit plan and results of the internal audit function; reviewing with management, the internal auditor and the independent auditor, the quality, adequacy and effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures;

•	reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements; and

•	overseeing the Company’s compliance program and obtaining periodic reports from the Co-Chief Compliance Officer.

The Board has determined that all of the members of the Audit Committee are financially literate under the NYSE listing standards, and that Messrs. Mathes and Wender and Ms. Tolson qualify as “audit committee financial experts” as defined under the applicable SEC rules based on their experience. The Board has also determined that Messrs. Mathes and Wender and Ms. Tolson meet the independence requirements applicable to audit committee members under the NYSE listing standards and the applicable SEC rules.

The Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Audit Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2015, the Audit Committee held six meetings.

Compensation Committee

As more fully described in its charter, the Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, and evaluating the Chief Executive Officer’s performance in light of those goals and objectives;

•	reviewing and approving compensation for the Chief Executive Officer, executive officers and other senior executives;

•	evaluating and making recommendations to the Board regarding equity-based and cash incentive compensation plans;

•	reviewing and approving equity-based compensation awards; and

•	adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs.

In accordance with its written charter, the Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Board delegated to our Chief Executive Officer limited authority to grant long-term equity incentive awards pursuant to the OUTFRONT Media Inc. Amended and Restated Omnibus Stock Incentive Plan (the “Amended and Restated Omnibus SIP”) to executives who are not senior executives, in connection with their hiring, promotion or contract renewal. The delegation also requires that our Chief Executive Officer report to the

Board periodically on his exercise of this delegated authority. In October 2015, the Compensation Committee delegated to a subcommittee of the Compensation Committee (the “Executive Compensation Subcommittee”), the limited authority to review and approve, on behalf of the Compensation Committee, the following: (1) total compensation paid to the Company’s executive officers, including cash-based and equity-based incentive compensation for the Company’s “covered employees,” as defined in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s officers and directors subject to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) the Company’s performance metrics and goals in connection with such cash-based and equity-based incentive compensation, including the written certification of the satisfaction of such metrics and goals; and (3) any other compensation provided to the Company’s “covered employees” and the Company’s officers and directors subject to Section 16 for purposes of compliance with Section 162(m) and Section 16. The delegation also requires that the Executive Compensation Subcommittee report to the Compensation Committee periodically on its exercise of this delegated authority. In the future, the Compensation Committee may withdraw its delegation to the Executive Compensation Sub-Committee.

In addition, the Compensation Committee is empowered to retain compensation consultants to assist the Compensation Committee in evaluating executive officer and employee compensation. The Compensation Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. For 2015 compensation, the Compensation Committee engaged ClearBridge Compensation Group (“ClearBridge”) to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and directors and how our compensation practices compared to the compensation practices of peer companies. ClearBridge does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee reviewed its relationship with ClearBridge, considered ClearBridge’s independence and the existence of potential conflicts of interest, and determined that the engagement of ClearBridge did not raise any conflict of interest or other issues that would adversely impact ClearBridge’s independence. In reaching this conclusion, the Compensation Committee considered various factors, including the six factors set forth in the NYSE listing standards and applicable SEC rules governing compensation advisor conflicts of interest and independence.

The Compensation Committee (or the Executive Compensation Subcommittee, as the case may be) reviews all components of senior executives’ compensation, including base salary, annual and long-term incentives. In approving compensation for the senior executives (other than our Chief Executive Officer), the Compensation Committee considers the input and recommendations of our Chief Executive Officer with respect to the senior executives’ performances. With respect to our Chief Executive Officer, the Compensation Committee reviews and approves goals and objectives relevant to his compensation and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The results of these evaluations are then reported to the independent directors. The Compensation Committee sets compensation for our Chief Executive Officer taking these evaluations into account. In determining the long- term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee considers, without limitation, the Company’s financial performance, relative stockholder return, the value of incentive awards to executives in similar positions at comparable companies, and the awards given to our Chief Executive Officer in past years. The Compensation Committee then reports to the Board on the process for setting compensation for our Chief Executive Officer. For further information regarding the Company’s processes and procedures for the consideration of executive compensation, as well as director compensation, see the sections entitled “Executive Compensation,” “—Nominating and Governance Committee,” and “—Director Compensation.”

The Board has determined that Messrs. Apfelbaum, Brien and Mathes meet the independence requirements applicable to compensation committee members under the NYSE listing standards and the applicable SEC rules. The members of the Executive Compensation Committee, Messrs. Brien and Mathes, are also “outside directors” for purposes of Section 162(m) and “non-employee directors” for purposes of Section 16.

The Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Compensation Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2015, the Compensation Committee held four meetings and acted by unanimous written consent one time. Between the time that the Executive Compensation Subcommittee was formed and December 31, 2015, the Executive Compensation Subcommittee met two times and acted by unanimous written consent two times.

Nominating and Governance Committee

As more fully described in its charter, the Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending to the Board individuals qualified to become board members;

•	developing and recommending to the Board corporate governance guidelines;

•	in collaboration with the Lead Independent Director, lead the evaluation of the Board and Board committees;

•	making recommendations to the Board on director compensation matters;

•	monitoring developments in the law and practice of corporate governance; and

•	reviewing transactions between the Company and related persons.

The Board has determined that Ms. Tolson and Messrs. Diaz and Wender meet the independence requirements applicable to nominating and governance committee members under the NYSE listing standards and the applicable SEC rules.

The Nominating and Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and NYSE listing standards. A copy of the charter of the Nominating and Governance Committee is available in the Investor Relations section of our website at www.outfrontmedia.com. During 2015, the Nominating and Governance Committee held four meetings.

Policy Regarding Director Nominations

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding nominations of candidates for election as a director of the Company. The Nominating and Governance Committee works with the Board to annually review the composition of the Board in light of the characteristics of independence, diversity, age, skills, experience, availability of service to the Company, tenure of incumbent directors on the Board and the Board’s anticipated needs. The Nominating and Governance Committee will recommend director candidates to the Board in accordance with the criteria, policies and principles set forth in the Company’s Corporate Governance Guidelines.

In accordance with the Company’s Corporate Governance Guidelines, in evaluating the suitability of individual Board members, the Nominating and Governance Committee takes into account factors such as the individual’s accomplishments in his or her professional background, current or former leadership positions held by the individual, whether the individual is able to make independent, analytical inquiries and exhibit practical wisdom and mature judgment, other directorships held by the individual, and other relevant factors. Directors of the Company are also expected to possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of the Company’s stockholders. As part of its review, the Nominating and Governance Committee also considers diversity, including the individual’s professional background, gender and ethnicity, among other characteristics. As a result of considering diversity as part of its nomination process, multiple industries are represented on the Board, including law, advertising, media and marketing, investment management and banking, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board, as well as one female director and one Hispanic director. After taking these considerations into account, the Nominating and Governance Committee determined to recommend to the Board that Mr. Brien, a Class II member of the Board, be nominated to stand for election at the Annual Meeting.

A stockholder that wants to recommend a candidate for election to the Board must send a written notice to the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 in accordance with the requirements set forth in the Bylaws. See “Stockholder Proposals for the 2017 Annual Meeting of Stockholders.” The Company’s Secretary will review the information received about the stockholder candidate and determine whether such person meets the qualifications for the Company’s directors set forth in the Company’s Corporate Governance Guidelines. If the stockholder candidate does meet such qualifications and the notice satisfies the requirements of the Bylaws, the information on the stockholder candidate will be forwarded to the Chair of the Nominating and Governance Committee, who will present the information on the stockholder candidate to the entire Nominating and Governance Committee. Director candidates recommended by stockholders will be considered by the Board in the same manner as any other candidate.

Board and Committee Self-Assessments

Pursuant to the Company’s Corporate Governance Guidelines and the NYSE listing standards, the Board and its committees each conduct a self-evaluation at least annually. Our processes enable directors to provide anonymous and confidential feedback, which is then reviewed and addressed by the independent directors in an executive session led by the Lead Independent Director. In addition, each committee’s chair reviews the feedback with each of their respective Committees in order to promote the effectiveness of the Board and each committee.

Communications with the Board

Stockholders and other parties interested in contacting the Company’s non-management directors may send an email to nonmanagementdirectors@outfrontmedia.com, or write to Non-Management Directors, OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. The non- management directors’ contact information is also available in the Investor Relations section of our website at www.outfrontmedia.com. The independent directors have approved the process for handling communications received in this manner.

Compensation Committee Interlocks and Insider Participation

From June 2015 through December 2015, the members of the Compensation Committee were Peter Mathes, William Apfelbaum and Nicolas Brien. Prior to June 2015, the members of the Compensation Committee were Messrs. Mathes and Brien and Susan M. Tolson. None of the members of the Compensation Committee during fiscal year 2015 was an officer or employee of the Company, and, during fiscal year 2015, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Board and/or the Compensation Committee. None of the members of the Compensation Committee during fiscal year 2015, had any relationships requiring disclosure under Item 404 of Regulation S-K for the fiscal year 2015, with the exception of Mr. Apfelbaum.

Mr. Apfelbaum is the sole member of First Trilogy LLC (“First Trilogy”), which provided finders and consulting services to Videri Inc. (“Videri”) in connection with Videri and an affiliate of Videri entering into a Development and License Agreement (the “License Agreement”) with the Company on December 1, 2014. Pursuant to the License Agreement, the Company agreed to issue approximately 926,616 shares of the Company’s common stock (valued at $25.0 million based on an agreed price under the License Agreement) to Videri and an affiliate of Videri, upon the satisfaction of certain milestones. To date, the Company has issued approximately 517,051 shares of its common stock to Videri and an affiliate of Videri, paid approximately $1.5 million in cash to Videri instead of issuing 68,569 shares of the Company’s common stock for the satisfaction of one milestone under the License Agreement, and invested $3.0 million in Videri for a minority interest. Pursuant to First Trilogy’s finder’s and consulting agreement with Videri, First Trilogy is entitled to receive approximately 46,330 shares of the Company’s common stock from Videri (which equals approximately $977,563 based on the closing price of the Company’s common stock on the NYSE on March 31, 2016)), as well as a portion of any cash paid to Videri instead of issuing shares of the Company’s common stock, as a finder’s fee, of which approximately 22,423 shares have been issued to First Trilogy and approximately $75,000 in cash has been paid to First Trilogy, as of March 31, 2016, and is entitled to receive a portion of the free cash flow, if any, that Videri receives from the project under the License Agreement in the future.

Director Compensation

The Nominating and Governance Committee periodically reviews and recommends for the Board’s approval the form and amount of compensation for directors of the Company who are not employees of the Company or any of its subsidiaries (“Outside Directors”). Only Outside Directors are eligible to receive compensation for serving on the Board. In accordance with the charter of the Nominating and Governance Committee and the Company’s Corporate Governance Guidelines, the Nominating and Governance Committee, with input from the Compensation Committee, is guided by three principles in its review of Outside Director compensation and benefits: (1) Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; (2) Outside Directors’ interests should be aligned with the interests of stockholders; and (3) Outside Directors’ compensation should be easy for stockholders to understand.

Accordingly, the compensation program for Outside Directors currently consists of (1) cash compensation in the form of annual Board, committee chair, committee member and Lead Independent Director retainers and (2) equity compensation in the form of an annual restricted share unit (“RSU”) grant (or a pro-rated RSU grant if the Outside Director joined the Board following the date of the annual RSU grant, but during 2015).

During 2015, director annual compensation was adjusted to remain competitive relative to the Company’s peer group. Based on a competitive analysis of the Company’s Outside Director compensation program in 2015 supported by the Compensation Committee’s independent compensation advisor, ClearBridge, the Board approved an increase in the annual cash retainer from $60,000 to $70,000 as of July 1, 2015 and an increase in the annual equity retainer from $60,000 to $120,000 as of June 9, 2015. The Board also eliminated the $1,000 fee paid to each director for each committee meeting attended and replaced such fees with a $10,000 committee member retainer. The Board also approved an increase in the annual cash retainer for each committee chairperson from $10,000 to $20,000 and the annual retainer of the Company’s Lead Independent Director from $10,000 to $20,000 to reflect the additional responsibilities of these roles.

Cash Compensation

Each Outside Director is entitled to receive the following cash compensation determined by the Board:

•	A $70,000 annual board retainer, payable in equal installments quarterly in advance;

•	A $20,000 annual committee chair retainer for the chair of each committee, payable in equal installments quarterly in advance;

•	A $10,000 committee member retainer fee for each committee that an Outside Director serves, payable in equal installments quarterly in advance; and

•	A $20,000 annual retainer for the Company’s Lead Independent Director, payable in equal installments quarterly in advance.

Equity Compensation

Each Outside Director is entitled to receive the following awards under the Amended and Restated Omnibus SIP:

•	an automatic annual grant of RSUs with a value of $120,000 based on the closing price of shares of our stock on the NYSE on the date of grant, which RSUs will vest one year from the date of grant, with dividend equivalents accruing on such RSUs in the amounts equal to the regular cash dividends paid on our common stock and such accrued dividend equivalents shall convert to shares of our common stock on the date of vesting; and

•	a prorated RSU grant if he or she joins the Board following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

Members of the Board are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging).

2015 Director Compensation Table

The following table sets forth information concerning the compensation of the Outside Directors for 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock ($)(2)	All Other Compensation ($)	Total ($)
William Apfelbaum	43,600	120,000	—	163,600
Nicolas Brien	75,000	120,000	—	195,000
Manuel A. Diaz	76,000	120,000	—	196,000
Peter Mathes	90,000	120,000	—	210,000
Susan M. Tolson	90,000	120,000	—	210,000
Joseph H. Wender	104,650	120,000	—	224,650

(1)	Reflects cash amounts earned in 2015 for the annual Board retainer, committee chair retainers, committee member retainers and Lead Independent Director retainer.

(2)	These amounts reflect the grant date fair value determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, of the annual grant of RSUs to each Outside Director under the Amended and Restated Omnibus SIP. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2015, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The following table shows the number of shares subject to outstanding RSUs held by each of the Outside Directors as of December 31, 2015. Each Outside Director received an automatic grant of 4,461 RSUs on June 9, 2015, and the grant date fair value for each grant was $120,000.

Director	Number of Shares Subject to Outstanding RSUs
William Apfelbaum	4,461
Nicolas Brien	4,461
Manuel A. Diaz	4,461
Peter Mathes	4,461
Susan M. Tolson	4,461
Joseph H. Wender	4,461

Stock Ownership Guidelines

The Company’s Corporate Governance Guidelines provide that non-employee directors are expected to own shares of our common stock having a market value of at least three times their annual cash retainer, within three years of becoming a director. This stock ownership expectation helps to align the interests of our directors with those of the Company’s stockholders. As of December 31, 2015, Messrs. Apfelbaum and Mathes had met their respective ownership guidelines.

EXECUTIVE COMPENSATION

Unless otherwise indicated or the context otherwise requires, references to the “Committee” in this section of this proxy statement refer to the Compensation Committee or the Executive Compensation Subcommittee, as applicable.

  Compensation Discussion and Analysis

Executive Summary

The following is an overview of the Committee’s major decisions in 2015 and changes to named executive officer (“NEO”) compensation. The compensation for our NEOs is presented in additional detail in the compensation tables and narratives following this summary and following the “Compensation Discussion and Analysis” section.

Summary of Key 2015 Compensation Actions

✓    Adopted a new compensation peer group

✓    Adopted stock ownership guidelines for the Chief Executive Officer and all other executive officers

✓     Replaced free cash flow metric with AFFO (as defined below) in setting performance targets under the OUTFRONT Media Inc. Amended and Restated Executive Bonus Plan (the “Amended and Restated Executive Bonus Plan”) and the Amended and Restated Omnibus SIP

✓    Limited base salary increases to one NEO as required by his employment agreement

✓    Rebalanced the mix of compensation to provide a greater emphasis on long-term incentive equity grants

✓    Funded cash bonuses equal to 89% of performance target

✓     Retained an independent compensation consultant, ClearBridge

✓    Adopted change in control provisions in the Amended and Restated Omnibus SIP and related equity award terms and conditions for the benefit of all plan participants and an Executive Change in Control Severance Plan (the “CIC Plan”), effective January 1, 2016, for the benefit of the Company’s executive officers, each with a “double trigger” requirement (that is, requiring a Qualifying Separation (as defined below) following a Change in Control (as defined below)

Personnel Change and our 2015 Named Executive Officers

In 2015, we added one new NEO. The table below highlights this addition.

Name	Title	Overview of Role
Clive Punter	Executive Vice President, Chief Revenue Officer	Clive Punter is responsible for overall revenue performance and driving growth in our sales operations across the United States

As a result of this change, our NEOs for 2015 consisted of the following individuals:

Name	Title
Jeremy J. Male	Chairman and Chief Executive Officer
Donald R. Shassian	Executive Vice President, Chief Financial Officer
Clive Punter	Executive Vice President, Chief Revenue Officer
Andrew Sriubas	Executive Vice President, Strategic Planning & Development
Richard H. Sauer	Executive Vice President, General Counsel and Secretary

2015 Company Performance Highlights

Highlights of our 2015 performance are summarized below. These, along with other factors described below, resulted in annual cash bonuses of 89% of performance target for all NEOs.

($ millions)	2014			2015
	Revenue	AFFO*	Adjusted OIBDA**	Revenue	AFFO*	Adjusted OIBDA**
	$1,354	$275	$413	$1,514	$267	$438

*	We calculate and define “AFFO” as funds from operations (which reflects net income (loss) adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the non-cash effect of loss on real estate assets held for sale, as well as the same adjustments for our equity-based investments, as applicable) adjusted to include cash paid for direct lease acquisition costs and cash paid for maintenance capital expenditures, and exclude costs related to our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC and restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs.

**	We calculate and define “Adjusted OIBDA” as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges, loss on real estate assets held for sale and costs related to our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC.

We were pleased with many aspects of our 2015 financial performance:

✓	Total reported revenues improved 12% year-over-year

✓	Organic revenues grew 4% year-over-year

✓	Adjusted OIBDA improved 6% year-over-year

We would also like to highlight several significant milestones of 2015:

✓	We completed several small acquisitions for a total purchase price of approximately $12.1 million, and completed the integration related to our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC

✓	We converted 125 static billboards displays to digital

✓	We launched our new advanced digital technology platform, ON Smart Media, and our location-based mobile marketing solution, the OUTFRONT Mobile Network

✓	We began leasing certain of our outdoor assets for wireless communication attachments

✓	We entered into an agreement to sell our outdoor advertising business in Latin America, which closed on April 1, 2016

✓	We paid cash dividends of $196.3 million in 2015, including a special cash dividend of $8.2 million in March 2015 representing a “top-up” of the 2014 annual dividend for real estate investment trust (“REIT”) distributable income

For reconciliations of organic revenues (which exclude revenues associated with significant acquisitions and divestitures, revenues associated with business lines we no longer operate, and the impact of foreign currency exchange rates), Adjusted OIBDA (as described above) and AFFO (as described above) to revenues, operating income (loss) and net income (loss), respectively, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators,” on pages 38-43 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Our Compensation Philosophy

We strive to have a compensation philosophy that is flexible and aligned with our human resources and business strategies. From time to time, the Committee and management team review and consider changes to the philosophy to ensure it is reasonable and market-competitive. Our compensation consultant, who advised us on the compensation philosophy during 2015, is supportive of these key tenets.

In summary, our compensation philosophy is to deliver compensation programs that support the Company’s attraction, motivation and retention objectives, while aligning executives’ interests with the goal of creating long-term sustainable stockholder value. The table below illustrates a number of key elements that are reflected in our current philosophy.

Elements of Our Philosophy	Summary of Philosophy
Considerations for Setting Pay Opportunities

✓      Position/responsibilities

✓     Contribution/criticality to the organization

✓      Individual performance/potential and historical pay

✓     Internal equity

✓      Company performance

✓     External market

✓      Existing contractual obligations

Desired Market Positioning

✓      We do not explicitly target a given percentile of the market

✓      We generally consider a reasonable range around market median with respect to each element of target total direct compensation (base salary, target annual incentives and grant-date value of long-term incentive opportunities)

Market Sources for Compensation Reference

✓      We focus primarily on a peer group of media-related companies to provide relevant market context for assessing our compensation program, along with analyzing relevant market compensation surveys to supplement the peer data

✓     Given that the Company is a REIT, we also compare compensation practices to REIT industry practices to provide additional context when reviewing our compensation program

Mix of Pay	✓ The majority of executive compensation should be “at risk” and subject to financial metrics (see charts below for more detail)

In addition, the Committee was guided by the following principles with respect to 2015 compensation decisions:

✓	Generally maintain constant levels of target cash compensation, using market data as a reference point to understand the general market

✓	Increase use of equity to encourage long-term focus on stockholder value

✓	Generally maintain current compensation structure with minimal modifications that reflect REIT and publicly-traded company status

Key Pay Elements and Alignment with Company Performance

The following chart summarizes the key pay elements for our NEOs, their purpose and how each pay element links Company performance. See “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation” below for additional detail.

Compensation Mix

To help ensure management’s interests are aligned with those of stockholders and their compensation reflects the performance of the Company, a substantial portion of our NEOs’ compensation is at risk, and will vary above or below target levels commensurate with Company performance. The chart below shows the percentage of our NEOs’ 2015 target compensation that was performance-based and at risk.

* Average includes the following NEOs: Messrs. Shassian, Punter, Sriubas and Sauer.

Resulting Changes to our Compensation Programs

Over the course of 2015, the Committee made a number of changes to enhance the alignment of our practices with the Company’s business strategies, and to better align with market practices.

Type of Change	Summary of Change	Rationale for Change
Adopted a Compensation Peer Group	✓ Formally adopted the use of a compensation peer group comprising 15 similarly-sized publicly-traded media companies	✓ Incorporate credible data sources on executive pay levels and practices
	✓ Reviewed pay practices at similarly-sized REITs	✓ Use the REIT industry practices as a secondary reference point for the general market with respect to executive pay practices, and not as a peer group
Adopted formal stock ownership guidelines for all executive officers	✓ Executive officers are now required to own stock equal to a multiple of their base salary	✓ Better align the interests of our executive team with those of our stockholders ✓ Demonstrate confidence in the long-term performance of the Company
Adopted new performance metric under the Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP	✓ Replaced the free cash flow metric with AFFO

✓     Incorporate an incentive metric that is used by management and is an important indicator of our operational strength and business performance, and is widely used by REITs

✓     AFFO is a key metric used by our stockholders in analyzing our operating performance, and a key driver of stockholder value creation

Adopted change in control provisions in the Amended and Restated Omnibus SIP and related equity awards terms and conditions and adopted the CIC Plan

✓  The Amended and Restated Omnibus SIP (which was approved by our stockholders in 2015) and related equity award terms and conditions now include accelerated equity vesting upon change in control provisions for the benefit of all plan participants, with “double triggers”

✓      Implemented the CIC Plan, effective January 1, 2016, providing non-equity severance benefits for our executive officers upon a change in control, with a “double-trigger”

✓  Help retain our executive officers and key employees, and provide financial security to our executive officers and key employees in the event of a termination upon a change in control

✓      Foster objectivity and cooperation should executive officers be asked to evaluate change in control proposals that may result in the loss of their employment, but may be in the best interests of our stockholders

Summary of Our Executive Compensation Practices

The table below highlights certain executive compensation practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our stockholders’ interests:

What We Do

✓      Tie pay to performance by ensuring that a significant portion of executive pay is performance-based and at risk; 79% of the CEO’s 2015 compensation is performance-based and, on average, 70% of the other NEOs’ compensation is performance-based

✓     Conduct an annual compensation program risk assessment

✓      Mitigate undue risk in compensation programs through informed performance goal-setting that considered multiple financial and non-financial inputs

✓      Retain the services of an independent compensation consultant

✓      Generally consider market and industry data when setting executive pay, using the median as a reference point to understand the general market

✓      Provide for accelerated equity vesting for plan participants and non-equity severance benefits for our executive officers upon a change in control, with “double triggers”

✓     Maintain an anti-hedging policy that prohibits our directors, executive officers, employees and their related persons from trading in derivative instruments with respect to the Company’s securities or selling the Company’s securities “short”

✓      Prohibit our directors, executive officers and their related persons from pledging the Company’s securities as collateral for loans or for any other purpose, except in limited circumstances, such as financial hardship, at the discretion of the Company’s General Counsel

✓      Require significant stock ownership guidelines to ensure directors and executives have a long-term stockholder orientation

What We Don’t Do

×     Provide excessive perquisites

×     Offer a pension or supplemental executive retirement plan

×     Reprice underwater stock options without stockholder approval

×     Reward executives without a link to performance

×     Provide excise tax gross-ups

2015 Say-on-Pay and Frequency of Say-on-Pay Outcome

We held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, at our 2015 Annual Meeting of Stockholders. At the 2015 Annual Meeting of Stockholders, approximately 88% of the votes cast were cast in favor of the “say-on-pay” proposal. The Committee considered the result of this advisory vote to be an endorsement of our executive compensation program, policies, practices and philosophy. The Committee will continue to consider the outcome of our say-on-pay votes when making future executive compensation decisions for our NEOs.

In light of the voting results with respect to the frequency of holding a non-binding advisory vote on executive compensation, the Board has determined that the Company will hold future non-binding advisory votes of stockholders to approve the compensation of the NEOs every year until the next non-binding advisory vote of stockholders on the frequency of stockholder votes on executive compensation in 2021, or until the Board otherwise determines a different frequency for such non-binding advisory votes.

Evaluating 2015 Compensation and the Use of Market Data

In 2015, the Committee engaged ClearBridge to advise the Committee regarding the amount and types of compensation that we provide to our executive officers and directors and how our compensation practices compared to the compensation practices of peer companies. See “Directors, Executive Officers and Corporate Governance—Board Committees—Compensation Committee” for further information regarding our engagement of ClearBridge.

In making its compensation determinations for fiscal year 2015, the Committee relied on publicly available information for a select group of U.S.-based publicly-traded media peer companies as the primary data source. The peer group was selected by the Committee based on recommendations provided by ClearBridge. The Committee expects to review and approve the compensation peer group annually. The compensation peer group was determined based on the following criteria:

✓	Business Criteria: companies in the media industry with a meaningful portion of revenue from advertising sales

✓	Size Criteria: Companies comparable to the Company’s revenue size (for example, companies with revenue of $500 million to $3.5 billion), with a secondary focus on market capitalization

Based on these selection criteria, the comparison group comprises the following 15 companies:

Company	Trailing 12-Month Revenue(1)	Market Capitalization(1)
OUTFRONT Media Inc.	$1,514	$3,004
Time, Inc.	$3,083	$1,720
IAC/InterActiveCorp	$3,110	$4,630
Clear Channel Outdoor Holdings Inc.	$2,836	$2,007
Scripps Networks Interactive, Inc.	$2,836	$7,098
AMC Networks Inc.	$2,511	$5,406
Sinclair Broadcast Group, Inc.	$2,221	$3,082
Meredith Corporation	$1,608	$2,221
The New York Times Company	$1,579	$2,173
Lamar Advertising Co.	$1,334	$5,794
Cumulus Media Inc.	$1,189	$77
The Madison Square Garden Company	$1,103	$4,041
The E.W. Scripps Company	$1,032	$1,594
Nexstar Broadcasting Group, Inc.	$842	$1,797
LIN Media LLC (2)	N/A	N/A
AOL Inc. (2)	N/A	N/A
(1) As of 1/4/2016. Dollars in millions. (2) LIN Media and AOL underwent transactions in 2015, and are no longer stand-alone public companies; Media General will be added for 2016. Dollars in millions.

The Company strives to maintain a reasonable competitive positioning relative to the peer group and secondary compensation sources, such as published survey data. Although the Company does not use benchmarking to evaluate its execution compensation, it does use market data as an initial reference point to understand the general market. Analyzed data is scoped to the Company’s revenue size and aged to a common date to ensure comparability. In 2015, the Committee reviewed data from the Towers Watson Executive General Industry Survey and the Towers Watson Executive Media Industry Survey. No one company in these surveys was dispositive with respect to the Company’s compensation decisions. Because the Company is structured as a REIT, the Committee also considered pay practices among the following specialty REITs of comparable market capitalization to the Company as a supplemental reference point: Crown Castle International Corp., GEO Group Inc., Corrections Corp. of America, Digital Realty Trust, Plum Creek Timber Co., and CBL & Associates Properties.

Elements of 2015 NEO Compensation

Consistent with 2014, NEO compensation included the following compensation elements:

✓	Base salary

✓	Performance-based compensation:

¡	Executive cash bonus plan

¡	Long-term equity incentive compensation

✓	Retirement plans

✓	Other compensation (personal benefits)

The Committee considered each of the above elements from the perspective of design and pay level as it reviewed and established NEO compensation in 2015. Neither the Company nor the Committee used explicit guidelines in determining the mix of compensation elements for the NEOs. However, as described above, the Committee managed the pay programs so that a majority of compensation was both at risk and subject to performance conditions.

During 2015, we were a party to employment agreements with all of our NEOs. For a description of the terms and provisions of these employment agreements, see “—Employment Agreements.”

Base Salary

We annually review the base salaries of our NEOs in light of performance factors (Company and individual) and market compensation practices. The Committee reviews compensation analysis and data provided by our compensation consultant, ClearBridge.

Messrs. Male, Shassian and Sauer entered into employment agreements with the Company in late 2013 and early 2014. Messrs. Sriubas and Punter entered into employment agreements with the Company in July 2014 and October 2014, respectively.

The base salaries provided to Messrs. Male, Shassian, Sriubas and Punter were not increased in 2015. As required by the renewal provisions of Mr. Sauer’s employment agreement, his base salary increased from $450,000 to $475,000 on March 15, 2015.

Name	2014 Salary	2015 Salary	Change
Jeremy J. Male	$1,350,000	$1,350,000	0%
Donald R. Shassian	$650,000	$650,000	0%
Clive Punter	$550,000	$550,000	0%
Andrew Sriubas	$550,000	$550,000	0%
Richard H. Sauer	$450,000	$475,000	6%

Performance-Based Compensation—Executive Cash Bonus Plan

Overview

Ultimately, the goal of the plan is to reward behaviors that create value for our stockholders. More specifically, the Amended and Restated Executive Bonus Plan is designed to motivate NEOs to:

✓	Grow top line revenue

✓	Manage and control costs

✓	Achieve rigorous individual goals that are linked to our strategic plan

These behaviors are measured through financial metrics, and, to a lesser extent, qualitative metrics as illustrated in the table below.

Metric	Weighting	Payout Downside (% of Target)	Payout Upside (% of Target)
Weighted Average Achievement of Adjusted OIBDA and AFFO	67% (75% Adjusted OIBDA, 25% AFFO)	50%	200%
Individual Performance	33%

The Company continues to use Adjusted OIBDA as a metric because it remains an important indicator of the Company’s operational strength and performance of our businesses, as it provides a link between profitability and operating cash flow. In 2015, the Committee approved AFFO as the second metric (replacing free cash flow) because, like Adjusted OIBDA, management uses AFFO in managing the business and it is an important indicator of our operational strength and business performance. We believe the Adjusted OIBDA and AFFO metrics provide a more meaningful comparison of our Company’s operating performance to other companies in our industry as well as to REITs.

Adjusted OIBDA and AFFO were selected and approved by the Committee as metrics for the Amended and Restated Executive Bonus Plan. These metrics are seen as critical to our long-term strategic plan, and are the two metrics tracked by our management and the investment community.

How the Plan Works

The Committee has a process in place for setting goals and evaluating performance under the Amended and Restated Executive Bonus Plan. Based on the advice of our compensation consultant, the Committee chose to set the Amended and Restated Executive Bonus Plan thresholds, targets and maximums for fiscal year 2015 using analyst consensus earnings estimates, which consider macroeconomic factors and out-of-home advertising industry growth, as well as the Company’s financial and operational performance.

For purposes of Section 162(m), the Committee uses a two-step approach to determine the amount of bonuses paid to NEOs. The first step is to fund the overall bonus pool, which occurs if the Company achieves pre-determined performance thresholds. The second step is for the Committee to exercise negative discretion to reflect Company and individual performance. This process is depicted in the flow-chart below.

Goal-Setting Process

• Management develops budgeted AFFO and Adjusted OIBDA performance goals	+	• Analyst guidance for the upcoming year is reviewed • Company reviews prior-year(s) performance	+	• Threshold, target and maximum performance goals are developed in consideration of these factors	+	• Management reports recommendation to Committee for final approval

Initial Funding

If threshold performance* is achieved, the bonus pool funds at the lesser of: (a) 8x NEO base salaries and (b) $15 million *Threshold = 50% of Budgeted Adjusted OIBDA

À

Measurement of Financial Performance

The Committee evaluates actual performance relative to Adjusted OIBDA and AFFO performance goals to determine payouts; and applies straight-line interpolation for determining potential payouts for performance that falls between threshold, target and maximum

À

Final Payout

The Committee exercises its negative discretion by considering the individual performance of the NEOs as well as major strategic initiatives that were achieved during the year

Determining the 2015 Payout

The chart below summarizes the Committee’s review of 2015 performance and the resulting Amended and Restated Executive Bonus Plan payouts.

Payout Funding
Threshold Performance Achieved ✓	In 2015, Adjusted OIBDA achievement for cash bonus plan purposes was $442.8 million, which was $66.8 million above the threshold requirement of $376.0 million

Financial Performance

As noted previously, 67% of the NEOs’ annual cash bonus is based on the achievement of Adjusted OIBDA and AFFO. The table below depicts the (1) threshold, target and maximum performance requirements, (2) actual performance achievement for 2015 and (3) the resulting weighted average performance achievement for 2015.

2015 Performance Goal	Weighting	Actual	Threshold	Target	Maximum	Achievement
Adjusted OIBDA*	75%	$442.8	$376.0	$470.0	$517.0	94.2% x 75% = 71%
AFFO*	25%	$272.0	$217.6	$272.0	$299.2	100% x 25% = 25%
2015 Weighted Average Financial Achievement						96% of target
2015 Final Funding						89% of target

*  Dollars in millions. For purposes of calculating Adjusted OIBDA and AFFO actual, threshold, target and maximum performance amounts, the Adjusted OIBDA and AFFO metrics, which are defined and described in the section entitled “—Compensation Discussion and Analysis—Executive Summary—2015 Company Performance Highlights,” were further adjusted to exclude the impact of foreign currency exchange rates, which was approximately $5.0 million for 2015.

The financial weighted average achievement of Adjusted OIBDA and AFFO is 96%, which resulted in funding a bonus pool of 89%. This bonus outcome reflects the interpolated result from applying the weighted average achievement of both metrics against our pre-defined bonus payout scales.

Actual Individual Performance Results

Mr. Male reviewed and assessed the performance of each other NEO relative to the Company performance objectives outlined below, which were established earlier in the calendar year. Mr. Male then discussed his assessment of each NEO’s performance with the Committee. The Committee also formally assessed Mr. Male’s performance against his pre-established individual objectives as part of this process. The Committee then met in executive session to consider Mr. Male’s recommendations and to make final payout determinations.

The Company performance objectives in 2015 were as follows:

✓     Strategic acquisitions

✓    The successful execution of the divestiture of our outdoor advertising business in Latin America

✓    Static billboard to digital conversions

✓     Technology enhancements of our business, assets and products

✓    Certain personnel priorities, including the integration related to our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC, the reorganization of our salesforce, and the re-alignment of sales regions

After reviewing Mr. Male’s recommendations, the Committee determined that, for the 33% portion of each NEO’s annual bonus that is based on individual performance, the funding would be set at the same funding level as the financial performance component of 89%.

2015 Final Payouts
The actual performance bonus paid to each NEO under the Amended and Restated Executive Bonus Plan for 2015 are as follows:

	Target Bonus Opportunity		Actual Bonus Earned
NEO	As a % of Base Salary	($)	As % of Target Bonus Opportunity	($)
Jeremy J. Male*	100%	$1,349,999	89%	$1,201,500
Donald R. Shassian	75%	$487,500	89%	$433,875
Clive Punter	75%	$412,500	89%	$367,125
Andrew Sriubas	75%	$412,500	89%	$367,125
Richard H. Sauer	50%	$237,500	89%	$211,375

*  In 2015, the Committee, in its discretion, increased Mr. Male’s annual target bonus opportunity from 85% to 100% of his annual salary in effect on November 1st of the calendar year to which the annual bonus relates. See “—Compensation Discussion and Analysis—Employment Agreements.”

Performance-Based Compensation—Long-Term Equity Incentive Compensation

The Company provides long-term equity incentive compensation to the NEOs that is intended to:

✓	Balance (1) stockholder alignment, (2) line-of-sight to critical financial metrics and (3) long-term retention

✓	Reflect typical market practice of our peer group and similarly-sized general industry companies

✓	Align with our stated pay-for-performance compensation philosophy

The Company’s long-term equity incentive compensation is comprised of two separate components:

Type of Long- Term Equity Incentive Compensation	Weighting	Overview	Rationale

PRSUs	60%	✓ Must be earned based on one-year Adjusted OIBDA and AFFO performance weighted 75% and 25%, respectively	✓ Based on financial metrics that are (1) directly linked to stock price growth, (2) market-competitive, and (3) well understood by management
		✓ Any earned RSUs are subject to additional ratable vesting over a three-year period following the year of grant	✓ Provides alignment with stockholders

TRSUs	40%	✓ Vests ratably over a three-year period following the year of grant	✓ Fosters retention
			✓ Provides alignment with stockholders

Similar to 2014, on February 18, 2015, the Company made a grant of PRSUs to its NEOs. The PRSUs are subject to pre-established levels of AFFO and Adjusted OBIDA that were approved by the Committee. The PRSUs are fully at risk, in that they are not earned unless the Company achieves performance of at least 80% relative to both metrics. The table below illustrates the pay and performance schedule applicable to the 2015 grant of PRSUs. The Company applies a straight-line interpolation methodology for performance between 80% and 120% of target.

Performance and Payout Schedule	Level of Performance (Relative to Target Performance)	Level of Payout (Relative to Target # of PRSUs Granted)
Below Threshold	< 80%	0%
Threshold	80%	60%
Target	100%	100%
Maximum	110%	120%

The Committee considered a number of factors when establishing each NEO’s 2015 total grant value:

✓	Recommendations from the Chief Executive Officer (excluding for his own role) based on the Company performance objectives described above

✓	Extraordinary work relating to the Separation (as defined below), our REIT conversion and our acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC

✓	Market data and consultation provided by ClearBridge

✓	Existing contractual obligations through employment agreements

✓	Potential levels of dilution

✓	Internal equity amongst the NEO group

✓	The desire to shift to place more emphasis on long-term incentives from a pay mix perspective

The table below provides the total 2015 grant-date value and the number of target PRSUs and TRSUs that were granted to each NEO.

NEO	Total 2015 Grant Value	Number of Units Granted in 2015
		Target PRSUs	TRSUs
Jeremy J. Male*	$3,750,000	75,503	50,335
Donald R. Shassian*	$2,000,000	40,268	26,845
Clive Punter	$750,000	15,100	10,067
Andrew Sriubas	$750,000	15,100	10,067
Richard H. Sauer*	$570,000	11,476	7,651

*	In 2015, the Committee, in its discretion, increased the target value of Messrs. Male and Shassian’s long-term equity incentive compensation value and, as required by the renewal provisions of his employment agreement, the target value of Mr. Sauer’s long-term equity incentive compensation increased. See “—Compensation Discussion and Analysis—Employment Agreements.” In addition, based on the factors considered by the Committee, as described above, the Committee, in its discretion, increased Messrs. Male, Shassian and Sauer’s grant values above their target amounts.

In February 2016, the Committee determined the requisite threshold level of AFFO and Adjusted OIBDA performance was attained (as described above for the Amended and Restated Executive Bonus Plan for 2015) and, accordingly, the number of PRSUs actually earned based on our performance relative to the performance goals established by the Committee for the 2015 calendar year.

For 2015, we achieved 96% of the target weighted average achievement of a combination of Adjusted OIBDA and AFFO, which resulted in final PRSUs eligible to vest in 2015 at 91% of target PRSUs. This outcome reflects the interpolated result from applying the weighted average achievement of both metrics against our pre-defined equity payout scales. The table below sets forth the number of PRSUs earned in 2015 and eligible to vest in accordance with the time-based vesting schedule described below.

NEO	Target Number of PRSUs Granted in 2015	Actual Number of PRSUs Earned Based on 2015 Performance
Jeremy J. Male	75,503	68,708
Donald R. Shassian	40,268	36,645
Clive Punter	15,100	13,743
Andrew Sriubas	15,100	13,743
Richard H. Sauer	11,476	10,444

The TRSUs and the earned PRSUs generally vest in equal installments on each of February 19, 2016, 2017, and 2018 subject to each NEO’s respective continued employment through the applicable vesting date and the terms of his employment agreement and/or equity award. If we pay regular cash dividends with respect to our common stock, the holders of TRSUs and PRSUs will be eligible for dividend equivalent payments in shares of our common stock when and to the extent that the related TRSUs or PRSUs vest and are settled.

In 2015, the Board also granted TRSUs pursuant to the Company’s Fund-the-Future program (the “Fund-the-Future program”) to a broad group of our employees, including our NEOs. The primary purpose of the Fund-the-Future program was to provide additional income to employees who do not otherwise receive targeted long-term equity incentive compensation for Company performance. For 2015, the Board decided to award a number of TRSUs to all participants in the program based on the employee’s annual base pay (capped at $500,000) or benefit base pay, on February 19, 2015 (the date of grant), multiplied by 2.5% and then divided by our common stock price of $29.83 on the date of grant.

Pursuant to the Fund-the-Future program, the Board granted the following NEO’s TRSUs:

NEO	Number of TRSUs
Jeremy J. Male	419
Donald R. Shassian	419
Clive Punter	419
Andrew Sriubas	419
Richard H. Sauer	377

These Fund-the-Future TRSUs generally vest in equal installments on each of the first three anniversaries of February 19, 2015, subject to the NEO’s continued employment through the applicable vesting date and the terms of his employment agreement and/or equity award. If we pay regular cash dividends on our common stock, the holders of these TRSUs will be eligible for cash dividend equivalents payments at the time and to the extent that the related TRSUs vest and are settled.

Retirement and Deferred Compensation Plans

The Company maintains a broad-based tax-qualified defined contribution plan (the “401(k) Plan”) and a nonqualified deferred compensation plan (the “Excess 401(k) Plan”), effective as of January 1, 2014. During 2015, we provided participating NEOs with matching contributions in the 401(k) Plan and the Excess 401(k) Plan as we believe this benefit is reasonable and market-competitive.

Information regarding the participation by our NEOs in the Excess 401(k) Plan is set forth in the 2015 Nonqualified Deferred Compensation table and the narratives following this table. The Excess 401(k) Plan provides our senior executives with the opportunity to save for retirement beyond the qualified plan limitations.

Other Compensation (Other Personal Benefits)

Pursuant to Messrs. Male and Punter’s employment agreements, they were each eligible to receive certain contractual housing and travel benefits during the first year of their respective agreements. The Company paid suitable housing expenses for Mr. Male and his family for a period of twelve months following the effective date of the employment agreement, and trips to visit family in the United Kingdom during the same period of time. The Committee approved for Mr. Male’s housing costs and trip costs to be continued through December 31, 2015. The Company paid reasonable and customary expenses associated with Mr. Punter’s planned relocation to the New York metropolitan area, including one trip to New York, suitable housing for him and his family for a period of twelve months following the effective date of the employment agreement, and up to $40,000 annually of reimbursable travel expenses to and from the United Kingdom to visit family. The Committee approved for Mr. Punter’s housing costs to be continued from the one-year anniversary of his date of hire through December 31, 2015. To the extent any of these payments made to Messrs. Male and Punter are taxable, the Company will make an additional payment to them in an amount that, after payment of all taxes payable by them with respect to the additional payment, will equal the amount of all taxes payable by them with respect to the related reimbursement. Other than as described above for Messrs. Male and Punter, our NEOs do not receive any other perquisites or personal benefits. See “Compensation Discussion and Analysis—Employment Agreements” and “—2015 Summary Compensation Table.”

Stock Ownership Guidelines

To better align the interests of our executive team with those of our stockholders, we formally adopted stock ownership guidelines for executive officers in October 2015. Ownership in the Company is evidence of the confidence our executives have in the Company’s long-term performance.

✓	Chief Executive Officer: 5x base salary

✓	Chief Financial Officer: 3x base salary

✓	Other executive officers: 2x base salary

Shares considered “owned” for purposes of complying with the stock ownership guidelines are:

✓	Shares of stock owned individually or jointly, or in trusts owned by the executive

✓	TRSUs

✓	PRSUs once performance level and number of PRSUs earned have been determined

Each executive officer has five years from the time he becomes subject to the ownership guidelines to meet the guideline. Once the executive’s qualified holdings reach the guideline, the executive will be deemed to have met the guideline going forward. The executive will need to maintain a level of ownership in either the number of shares held when the guideline was met (to mitigate the need to increase the number of shares owned when there is a reduction in the share price) or the current dollar guideline (to have the ability to reduce the number of shares when the share price increases). Management will present a progress report annually to the Committee regarding ownership levels.

As of December 31, 2015, Messrs. Male and Shassian had met their respective ownership guidelines. The other NEOs are expected to meet the stock ownership guidelines in 2016.

Compensation Deductibility Policy

Section 162(m) of the Code generally limits to $1 million the federal tax deductibility of compensation paid in one year to the Chief Executive Officer and the three most highly compensated executive officers (other than the Chief Financial Officer) employed by us at the end of the year. Compensation that satisfies the Code’s requirements for “performance-based compensation” is not subject to this deduction limitation. Our Committee considers deductibility as just one factor in determining the form and terms of compensation we provide. In certain circumstances, the Committee may decide to grant compensation that will not qualify as “performance-based” for purposes of Section 162(m), including when, in the Committee’s judgment, certain compensation is needed to achieve the Committee’s overall compensation objectives.

We reserve the right to award compensation that does not qualify as “performance-based” for purposes of Section 162(m), including under the Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP. Moreover, even if the Committee intends to grant compensation that qualifies as “performance-based” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Compensation Risk Assessment

In 2015, as part of the Company’s enterprise risk management process, our Executive Vice President and Chief Financial Officer, Executive Vice President, Chief Human Resources Officer, Executive Vice President, General Counsel and Secretary, Vice President, Internal Audit, Senior Vice President, Controller, Vice President, Assistant General Counsel and the Senior Director, Compensation evaluated our compensation programs for potential areas of risk. During this initial risk assessment, we reviewed our compensation and benefit programs to identify potential risks and risk mitigation factors. On the basis of this initial assessment, management concluded that the Company’s compensation programs are structured in a way that does not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee reviewed the results of this assessment at the end of 2015 and agreed with management’s conclusion.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent OUTFRONT Media Inc., a Maryland corporation (the “Company”), specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders (the “Proxy Statement”). Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference from the Proxy Statement into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 29, 2016.

Members of the Compensation Committee

Peter Mathes, Chair William Apfelbaum

Nicolas Brien

2015 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the NEOs for services rendered to us for the years ended December 31, 2015, 2014 and 2013, as applicable.

Name and Principal Position (a)(1)	Year (b)	Salary ($)(c)(2)	Bonus ($)(d)	Stock Awards ($)(e)(3)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(2)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(5)	Total ($)(j)
Jeremy J. Male	2015	1,349,999	—	3,766,246	—	1,201,500	—	428,044	6,745,789
Chairman and	2014	1,349,999	—	3,968,238	—	1,377,000	—	683,985	7,379,222
Chief Executive Officer	2013	389,423	1,279,000	2,199,910	799,997	—	—	4,077	4,672,407
Donald R. Shassian	2015	650,000	—	2,014,480	—	433,875	—	6,382	3,104,737
Executive Vice	2014	650,000	—	2,496,215	—	585,000	—	102,909	3,834,124
President, Chief Financial Officer	2013	67,500	—	499,974	—	—	—	168	567,642
Clive Punter Executive Vice President, Chief Revenue Officer	2015	550,000	—	763,230	—	367,125	—	180,467	1,860,823
Andrew R. Sriubas	2015	550,000	—	763,230	—	367,125	—	9,555	1,689,911
Executive Vice President, Strategic Planning & Development	2014	232,692	177,432	749,958	—	—	—	25,323	1,185,405
Richard H. Sauer	2015	470,673	—	581,804	—	211,375	—	9,754	1,273,606
Executive Vice	2014	442,710	—	310,953	—	270,000	—	29,225	1,052,888
President, General Counsel and Secretary	2013	397,375	—	109,868	—	197,926	—	9,538	714,707

(1)	Mr. Punter was appointed as an executive officer of the Company in 2014 and first became an NEO for 2015.

(2)	Salary and Non-Equity Incentive Plan Compensation for 2015 include amounts deferred under qualified and nonqualified arrangements.

(3)	For stock awards made in 2015, these amounts reflect the aggregate grant date fair values of grants under the Amended and Restated Omnibus SIP, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. For the PRSUs granted in 2015 to Messrs. Male, Shassian, Sauer, Sriubas and Punter (representing $2,252,254, $1,201,194, $342,329, $450,433 and $450,433, respectively, of the aggregate grant date values included in column (e)), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $2,702,717, $1,441,445, $410,789, $540,520 and $540,520, respectively. The assumptions upon which these amounts are based are set forth in note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(4)	Amounts represent the annual bonus earned for 2015 under the Amended and Restated Executive Bonus Plan. See “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation—Performance-based Compensation-Executive Cash Bonus Plan.”

(5)	The following table and footnotes describe each component of the “All Other Compensation” column for 2015:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan/Deferred Compensation Arrangement ($)	Company-Paid Life Insurance ($)	Housing, Relocation and Travel Reimbursement ($)(a)	Tax Reimbursement ($)(b)	Severance Payments/ Benefits ($)	Total ($)
Jeremy J. Male	—	—	1,008	207,879	219,157	—	428,044
Donald R. Shassian	5,727	—	655	—	—	—	6,382
Clive Punter	9,275	—	555	100,300	70,337	—	180,467
Andrew R. Sriubas	9,000	—	555	—	—	—	9,555
Richard H. Sauer	9,275	—	479	—	—	—	9,754

(a)	For Messrs. Male and Punter, the amounts shown reflect housing, relocation and travel allowance pursuant to their respective employment agreements.

(b)	For Messrs. Male and Punter, the amounts shown reflect tax reimbursement associated with housing, relocation and travel allowance pursuant to their respective employment agreements.

2015 Grants of Plan-Based Awards

The following table sets forth information concerning grants of non-equity and equity incentive awards to the NEOs under the Company’s Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP for the year ended December 31, 2015.

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Jeremy J. Male	2/19/2015	2/19/2015	—	—	—	—	—	—	419	(5)	—	—	12,499
	2/19/2015	2/19/2015	—	—	—	—	—	—	50,335	(6)	—	—	1,501,493
	2/19/2015	2/19/2015	—	—	—	45,302	75,503	90,604	—		—	—	2,252,254
	—	—	675,000	1,350,000	2,700,000	—	—	—	—		—	—
Donald R. Shassian	2/19/2015	2/19/2015	—	—	—	—	—	—	419	(5)	—	—	12,499
	2/19/2015	2/19/2015	—	—	—	—	—	—	26,845	(6)	—	—	800,786
	2/19/2015	2/19/2015	—	—	—	24,161	40,268	48,322			—	—	1,201,194
	—	—	243,750	487,500	975,000	—	—	—			—	—
Clive Punter	2/19/2015	2/19/2015	—	—	—	—	—	—	419	(5)	—	—	12,499
	2/19/2015	2/19/2015	—	—	—	—	—	—	10,067	(6)	—	—	300,299
	2/19/2015	2/19/2015	—	—	—	9,060	15,100	18,120	—		—	—	450,433
	—	—	206,250	412,500	825,000	—	—	—	—		—	—
Andrew Sriubas	2/19/2015	2/19/2015	—	—	—	—	—	—	419	(5)	—	—	12,499
	2/19/2015	2/19/2015	—	—	—	—	—	—	10,067	(6)	—	—	300,299
	2/19/2015	2/19/2015	—	—	—	9,060	15,100	18,120	—		—	—	450,433
	—	—	206,250	412,500	825,000	—	—	—	—		—	—
Richard H. Sauer	2/19/2015	2/19/2015	—	—	—	—	—	—	377	(5)	—	—	11,246
	2/19/2015	2/19/2015	—	—	—	—	—	—	7,651	(6)	—	—	228,229
	2/19/2015	2/19/2015	—	—	—	6,886	11,476	13,771	—		—	—	342,329
	—	—	118,750	237,500	475,000	—	—	—	—		—	—

(1)	The “Committee Action Date” refers to the date on which the Committee approved the grant. See “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation.”

(2)

Amounts shown in these columns represent the annual bonus opportunity under the Amended and Restated Executive Bonus Plan for 2015 for each participating NEO. In order for bonuses to be funded under the Amended and Restated Executive Bonus Plan for 2015, we needed to achieve at least 80% of the weighted average achievement of a combination of the percentage of Adjusted OIBDA achieved against the 2015 target Adjusted OIBDA and the percentage of AFFO actually achieved against the 2015 targeted AFFO with such weighted average achievement calculated by allocating a 75% weighting to the Adjusted OIBDA and a 25% weighting to AFFO (the “minimum funding goal”). If the minimum funding goal was achieved, awards under the Amended and Restated Executive Bonus Plan would fund at eight times each participating NEO’s base salary (the “Award Limitation”). The amounts shown in the “Threshold” column represent the amount that the NEO could earn based on (a) achievement of 80% of the weighted average target Adjusted OIBDA and target AFFO metric for 2015, weighted

67% and (b) achievement of the qualitative rating at 50%, weighted 33%. The amounts shown in the “Target” column represent the amount that the NEO could earn based on (a) achievement of 100% of the weighted average target Adjusted OIBDA and target AFFO metric for 2015, weighted 67% and (b) achievement of the qualitative rating at 100%, weighted 33%. The amounts shown in the “Maximum” column represents the amount that the NEO could earn based on (a) achievement of 120% of the weighted average target Adjusted OIBDA and target AFFO for 2015, weighted 67% and (b) achievement of the qualitative rating at 200%, weighted 33%, subject to the Award Limitation. The actual bonus earned for 2015 was determined by the Committee in early 2016, as described above under “—Compensation Discussion and Analysis— Elements of 2015 NEO Compensation—Performance-Based Compensation-Executive Cash Bonus Plan,” and is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table for all NEOs.

(3)	Amounts shown in these columns represent the PRSU portion of the 2015 long-term incentive award granted to each participating NEO under the Amended and Restated Omnibus SIP. For 2015, no PRSUs were eligible to vest unless at least 80% of the weighted average target OIBDA (weighted 75%) and target AFFO (weighted 25%) metric was achieved (the “2015 Performance Goal”). The amounts shown in the “Threshold” column represent the number of PRSUs (in other words, 60% of the target award) that would become eligible to vest at 80% achievement of the 2015 Performance Goal. The amounts shown in the “Target” column represent the number of PRSUs (in other words 100% of the target award) that would become eligible to vest at 100% achievement of the 2015 Performance Goal. The amounts shown in the “Maximum” column represent the number of PRSUs (in other words, 120% of the target award) that would become eligible to vest at achievement equal to or greater than 110% of the 2015 Performance Goal. To the extent earned, the PRSUs generally vest in equal installments on each of February 19, 2016, 2017 and 2018, subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity awards. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.” The actual number of PRSUs earned and eligible to vest for 2015 was determined by the Committee in early 2015, as described under “—Compensation Discussion and Analysis— Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation.”

(4)	Amounts reflect the fair value on the date of grant, and, for awards subject to performance-based vesting conditions, based on the probable outcome of the performance conditions as of the grant date of the awards reported in the table, in all cases, calculated in accordance with FASB ASC Topic 718.

(5)	Represents the Company’s 2015 Fund-the-Future program grants, described below and above under “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation.” These TRSUs were granted under the Amended and Restated Omnibus SIP and generally vest in equal installments on February 19, 2016, 2017 and 2018, subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity awards. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

(6)	Represents the TRSU portion of the 2015 long-term equity incentive award granted to each participating NEO under the Amended and Restated Omnibus SIP, described under “—Compensation Discussion and Analysis— Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation.” The TRSUs were granted under the Amended and Restated Omnibus SIP and generally vest in equal installments on each of February 19, 2016, 2017 and 2018, subject to the NEOs continued service on each applicable vesting date and the terms of his employment agreement and/or equity award. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Description of Plan-Based Awards

Non-equity incentive awards and equity awards reported in the 2015 Grants of Plan-Based Awards table were granted to the applicable NEOs under the Amended and Restated Executive Bonus Plan and the Amended and Restated Omnibus SIP.

Annual Bonuses under the Amended and Restated Executive Bonus Plan

Please refer to the section entitled “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation—Performance-Based Compensation-Executive Cash Bonus Plan” above for a description of the 2015 annual cash bonus award opportunities.

PRSU and TRSU Awards

The number of PRSUs and TRSUs awarded to each NEO was determined by dividing the target value to be delivered to each NEO by the closing price of a share of our common stock on the NYSE on February 19, 2015, the date of grant. As described above, the number of PRSUs actually earned by an NEO is determined based on the achievement of the applicable performance goal for 2015; any earned PRSUs generally vest in substantially equal installments on each of February 19, 2016, 2017 and 2018. The TRSUs generally vest in substantially equal installments on each of February 19, 2016, 2017 and 2018.

Fund-the-Future Program Grants

The number of TRSUs awarded under the Fund-the-Future program during 2015 equaled the quotient derived by dividing (1) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $500,000) by (2) the closing price of a share of our common stock on the NYSE on February 19, 2015. The TRSUs generally vest in substantially equal installments on each of February 19, 2016, 2017 and 2018.

Employment Agreements

As described above, all of the NEOs had employment arrangements during 2015 that set forth the terms and conditions of their employment with us. The material terms of each of these agreements are necessary to an understanding of the information provided in the 2015 Summary Compensation Table and the 2015 Grants of Plan-Based Awards table. For the vesting terms of long-term equity incentive awards granted to the NEOs during 2015, see “—2015 Grants of Plan-Based Awards.” For a description of the payments and benefits that would be provided to the NEOs in connection with a termination of their employment, see “—Potential Payments upon Termination or Change in Control.”

Jeremy J. Male

Effective September 18, 2013, we entered into an employment agreement with Mr. Male that provides for his employment as our Chief Executive Officer through September 17, 2016. In 2015, we exercised our option to extend Mr. Male’s term for a one-year period ending September 16, 2017, pursuant to the terms of his employment agreement. The agreement provides for an annual base salary of $1.35 million, and an annual target bonus opportunity equal to 85% of his annual salary as in effect on November 1st of the calendar year to which the annual bonus relates (with a maximum bonus opportunity equal to 200% of his annual salary), which are subject to review and increase at the discretion of the Committee. In 2015, the Committee, in its discretion, increased Mr. Male’s annual target bonus opportunity to 100% of his annual salary in effect on November 1st of the calendar year to which the annual bonus relates.

Under the terms of his employment agreement, Mr. Male became eligible to receive annual grants of long-term incentive compensation, as determined by the Committee, based on a target value of $2 million, commencing in 2014. In 2015, the Committee increased Mr. Male’s target long-term equity incentive value to $3 million based on a competitive market review. In connection with our initial public offering (the “IPO”), Mr. Male was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $4 million. For each share of our common stock purchased, Mr. Male received 0.625 RSUs payable in shares of our common stock under the Amended and Restated Omnibus SIP.

Mr. Male is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives. In addition, the Company paid reasonable and customary expenses associated with Mr. Male’s relocation to the New York metropolitan area, including one house hunting trip, suitable housing for him and his family for a period of twelve months following the effective date of the employment agreement, and trips to visit family in the United Kingdom during the same period of time. The Committee approved Mr. Male’s housing costs and trip costs to be continued through December 31, 2015. The Company reimburses Mr. Male for any taxes associated with such benefits.

Mr. Male’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Donald R. Shassian

Effective November 25, 2013, we entered into an employment agreement with Mr. Shassian, which provides for his employment as our Executive Vice President, Chief Financial Officer through December 31, 2016. The agreement provides for an annual base salary of $650,000, and an annual target bonus opportunity equal to 75% of his annual salary, which are subject to review and increase at the discretion of the Committee.

Under the terms of his employment agreement, Mr. Shassian became eligible to receive annual grants of long-term incentive compensation as determination by the Committee based on a target value of $1.35 million commencing in 2014. In 2015, the Committee approved an increase of Mr. Shassian’s target long-term equity incentive compensation to $1.7 million based on a competitive market review. In connection with the IPO, Mr. Shassian was afforded the opportunity to purchase shares of our common stock at the public offering price having an aggregate value of up to $2 million. For each two shares of our common stock purchased, Mr. Shassian received one RSU payable in shares of our common stock under the Amended and Restated Omnibus SIP.

Mr. Shassian also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Shassian’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Clive Punter

Effective October 6, 2014, we entered into an employment agreement with Mr. Punter that provides for his employment as our Executive Vice President, Chief Revenue Officer through October 5, 2017. The agreement provides for an annual base salary of $550,000, and an annual target bonus opportunity equal to 75% of his annual base salary as in effect on November 1st of the year to which the annual bonus relates, which are subject to review and increase at the discretion of the Committee.

Under the terms of his employment agreement, Mr. Punter received an equity award in the form of 60% PRSUs and 40% TRSUs with a grant date value of $750,000 on November 3, 2014. Mr. Punter is eligible to receive annual long-term incentive equity compensation, as determined by the Committee, based on a target value of $750,000, commencing in 2015. The terms and conditions of Mr. Punter’s long-term incentive grants, as approved by the Committee, include a provision that the equity awards granted to Mr. Punter will continue to vest beyond termination of employment due to voluntary resignation or termination without cause.

Mr. Punter is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives. In addition, the Company paid reasonable and customary expenses associated with Mr. Punter’s relocation to the New York metropolitan area, including one house hunting trip, suitable housing for him and his family for a period of twelve months following the effective date of the employment agreement, and trips to visit family in the United Kingdom during the same period of time. The Committee approved for Mr. Punter’s housing costs to be continued from the one-year anniversary of his date of hire through December 31, 2015. The Company reimburses Mr. Punter for any taxes associated with such benefits.

Mr. Punter’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Andrew R. Sriubas

Effective July 28, 2014, we entered into an employment agreement with Mr. Sriubas that provides for his employment as our Executive Vice President, Strategic Planning & Development through July 27, 2017. The agreement provides for an annual base salary of $550,000, and an annual target bonus opportunity equal to 75% of his annual base salary as in effect on November 1st of the year to which the annual bonus relates, which are subject to review and increase at the discretion of the Committee.

Under the terms of his employment agreement, Mr. Sriubas received an equity award in the form of 60% PRSUs and 40% TRSUs with a grant date value of $750,000 on August 1, 2014. Mr. Sriubas is eligible to receive annual long-term incentive compensation, as determined by the Committee, based on a target value of $750,000, commencing in 2015.

Mr. Sriubas is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to our other senior executives.

Mr. Sriubas’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

Richard H. Sauer

We entered into an employment agreement with Mr. Sauer effective February 17, 2014, which superseded his 2006 employment letter with us. Pursuant to Mr. Sauer’s employment agreement, Mr. Sauer continued to provide services as our Executive Vice President, General Counsel and Secretary for a one-year term (through February 28, 2015), with an option by us to extend the agreement for an additional two-year period. The terms of Mr. Sauer’s employment agreement provide for an annual base salary of $450,000 for the first year of the term (and $475,000 for each of the second and third years of the term, if we exercise our option to extend the term), an annual target bonus opportunity equal to 50% of his salary in effect on November 1st of such year, and eligibility for grants of long-term compensation, based on a target value of $275,000 for 2014 (and $350,000 during each of 2015 and 2016, if we exercise our option to extend the term), which are subject to review and increase at the discretion of the Committee. On December 1, 2014, we exercised our option to extend Mr. Sauer’s term for the two-year period ending February 28, 2017, resulting in the changes to Mr. Sauer’s compensation as described above. In 2015, the Committee approved an increase of Mr. Sauer’s target long-term equity incentive compensation to $600,000 based on a competitive market review.

Mr. Sauer also is entitled to participate in arrangements for benefits, business expenses and perquisites generally available to other senior executives.

Mr. Sauer’s employment agreement also contains restrictive covenants imposing non-competition and non-disparagement obligations, restricting solicitation of employees, protecting confidential information and ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 31, 2015, which include stock option grants and RSUs that were granted by CBS Corporation (“CBS”) prior to the IPO and the Separation (as defined below) and that were converted into options and RSUs with respect to our common stock in connection with the IPO and the Separation, PRSUs and TRSUs granted in 2014 and 2015, and awards related to an anti-dilution adjustment occurring on December 31, 2014 in connection with the E&P Purge (as defined below). The market values in this table were calculated using the closing price of a share of our common stock on the NYSE on December 31, 2015, which was $21.83.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(4)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeremy J. Male	9/18/2013	51,706	51,707	26.39	9/18/2021	—	—	—	—
	9/18/2013	—	—	—	—	29,017	633,448	—	—
	3/28/2014	—	—	—	—	745	16,271	—	—
	3/31/2014	—	—	—	—	55,103	1,202,893	—	—
	4/9/2014	—	—	—	—	53,333	1,164,265	—	—
	2/19/2015	—	—	—	—	119,462	2,607,855	—	—
Donald R. Shassian	12/2/2013	—	—	—	—	10,637	232,198	—	—
	3/28/2014	—	—	—	—	745	1,271	—	—
	3/31/2014	—	—	—	—	37,194	811,950	—	—
	4/9/2014	—	—	—	—	30,473	665,226	—	—
	2/19/2015	—	—	—	—	63,909	1,395,133	—	—
Clive Punter	11/3/2014	—	—	—	—	18,720	408,656	—	—
	2/19/2015	—	—	—	—	24,229	528,919	—	—
Andrew Sriubas	8/1/2014	—	—	—	—	17,359	378,947	—	—
	2/19/2015	—	—	—	—	24,229	528,919	—	—
Richard H. Sauer	2/23/2012	—	—	—	—	2,121	46,291	—	—
	2/12/2013	—	—	—	—	2,890	63,089	—	—
	4/1/2013	—	—	—	—	180	3,918	—	—
	3/28/2014	—	—	—	—	686	14,975	—	—
	3/31/2014	—	—	—	—	7,578	165,428	—	—
	2/19/2015	—	—	—	—	18,472	403,244	—	—

(1)	Each option grant vests ratably on each of the first four anniversaries of the date of grant.

(2)	Each grant of TRSUs granted from 2012 to 2015 generally vests ratably on each of the first four anniversaries of the grant date, subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity award, except that: (a) the March 28, 2014 equity grants and the February 19, 2015 equity grants vest in three substantially equal installments on each of March 28, 2015, 2016 and 2017 and February 19, 2016, 2017 and 2018, respectively; (b) the April 9, 2014 equity grants vest in four substantially equal installments on March 28, 2015, 2016, 2017 and 2018; and (c) the TRSUs granted on March 31, 2014, August 1, 2014 and November 3, 2014 vest in four substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 in the case of Messrs. Male, Shassian and Sauer; August 1, 2015, 2016, 2017 and 2018, in the case of Mr. Sriubas; and on November 3, 2015, 2016, 2015 and 2018 in the case of Mr. Punter. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

(3)

The amounts associated with the PRSUs granted under the Amended and Restated Omnibus SIP on March 31, 2014, August 1, 2014 and November 3, 2014, vest in four substantially equal installments on each of March 28, 2015, 2016, 2017 and 2018 in the case of Messrs. Male, Shassian and Sauer, August 1, 2015,

2016, 2017 and 2018, in the case of Mr. Sriubas and November 3, 2016, 2016, 2017 and 2018, in the case of Mr. Punter, based on the applicable achievement of the 2014 performance goal for such PRSUs, subject to the NEO’s continued service on each applicable vesting date and the terms of his employment agreement and/or equity award. See “—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.” The amounts associated with the PRSUs granted under the Amended and Restated Omnibus SIP on February 19, 2015 vest in three substantially equal installments on each of February 19, 2016, 2017 and 2018 based on the applicable achievement of the 2015 performance goal for such PRSUs. The material terms governing such awards are described above under “—Compensation Discussion and Analysis— Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation” and “—Potential Payments Upon Termination or Change in Control.” The number of PRSUs in this table reflects actual achievement of the applicable performance metrics for 2014 and 2015.

(4)	Includes adjustments made to stock options and RSUs pursuant to the anti-dilution provisions of the Amended and Restated Omnibus SIP in connection with the E&P Purge.

2015 Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards with respect to the NEOs for the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeremy J. Male	—	—	51,020	1,437,988
Donald R. Shassian	—	—	28,241	812,280
Clive Punter	—	—	6,521	155,852
Andrew Sriubas	—	—	5,785	145,377
Richard H. Sauer	—	—	9,686	289,925

2015 Pension Benefits

The Company does not provide any qualified or nonqualified defined benefit pension plan participation to its NEOs.

2015 Nonqualified Deferred Compensation

Except as described below, none of our NEOs participated in a nonqualified deferred compensation arrangement in 2015. The following table sets forth information concerning nonqualified deferred compensation with respect to the NEOs for the year ended December 31, 2015.

Name	Plan Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeremy J. Male	Outfront Media Excess 401(k) Plan	—	—	—	—	—
	CBS RSU Award (1)					414,791
Donald R. Shassian	Outfront Media Excess 401(k) Plan	—	—	—	—	—
Clive Punter	Outfront Media Excess 401(k) Plan	—	—	—	—	—
Andrew R. Sriubas	Outfront Media Excess 401(k) Plan	—	—	—	—	—
Richard H. Sauer	Outfront Media Excess 401(k) Plan	—	—	—	—	—

(1)	Represents the value (based on the December 31, 2015 closing price of CBS Class B Common Stock of $47.13) of the remaining half of the 17,602 CBS RSUs that were granted to Mr. Male on September 18, 2013 in connection with the execution of his employment agreement. These RSUs were fully vested upon the grant date, but were subject to deferred settlement in two equal installments on each of the first and second anniversaries of the grant date.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Outfront Media Excess 401(k) Plan

The Outfront Media Excess 401(k) Plan (the “Excess 401(k) Plan”) is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the Company’s 401(k) Plan and whose annual base salary exceeds the federal annual limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the Company’s 401(k) Plan and the Company’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2015, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the Company’s 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax basis). Company matching contributions are fully vested after five years of service. Matching contributions made by the Company to the Company’s 401(k) Plan and the Excess 401(k) Plan are made with respect to a portion of a participant’s eligible annual compensation up to $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections in the Excess 401(k) Plan. Company matching contributions are also reflected in phantom notional accounts, which are credited in the same manner. The Company’s 401(k) Plan offers 20 investment options in which amounts in the Excess 401(k) Plan balances may be notionally invested, and participants generally may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

CBS RSU Award

On September 18, 2013, Mr. Male was granted a fully vested RSU award in respect of 17,602 shares of CBS Class B common stock. This award was not converted into an RSU in respect of our common stock in connection with the IPO. One-half of the RSU award was settled in shares of CBS Class B common stock on September 18, 2014 and the remaining portion of the RSU award was settled in shares of CBS Class B common stock on September 18, 2015.

Potential Payments upon Termination or Change in Control

During 2015, the NEOs had employment arrangements providing for separation payments upon certain types of termination of employment. The table below sets forth estimated potential payments that would have been made to the applicable NEO if his employment had terminated as of December 31, 2015, except for benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the Company’s 401(k) Plan and the Excess 401(k) Plan, disability benefits and accrued vacation pay. Payments made to an NEO would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason”, each as defined below, or termination following a Change in Control (as defined in each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable), is conditioned on the NEO’s execution of a release in favor of the Company. In determining the benefits payable upon certain terminations of employment, we assumed in all cases that the NEO has complied and continues to comply with, as applicable, all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the NEO.

On December 14, 2015, the Committee approved and adopted the CIC Plan for the benefit of the Company’s executive officers, including the NEOs. Since the CIC Plan became effective as of January 1, 2016, the table below does not include potential payments that would be made to the applicable NEO upon a termination following a Change in Control.

Name	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Pro-Rated Bonus ($)	Deferred Compensation ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Other Payments(4)	Vesting of Equity Awards ($)(5)(6)
Jeremy J. Male
Termination for Cause	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—
Without Cause or Good Reason termination	1,350,000	1,350,000	—	—	20,021	199,523	1,983,197
Termination following Change in Control (7)	—	—	—	—	—	—	2,607,855
Disability (8)	—	—	675,000	—	—	199,523	5,624,732
Death (9)	—	—	—	—	—	—	5,624,732

Name	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Pro-Rated Bonus ($)	Deferred Compensation ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Other Payments(4)	Vesting of Equity Awards ($)(5)(6)
Donald R. Shassian
Termination for Cause	—	—	—	—	—	—	—
Voluntary termination	—	—	—	—	—	—	—
Without Cause termination	650,000	—	—	—	19,798	—	1,081,671
Termination following Change in Control (7)	—	—	—	—	—	—	1,395,133
Disability (8)	—	—	243,750	—	—	—	3,120,779
Death (9)	—	—	—	—	—	—	3,120,779
Clive Punter
Termination for Cause	—	—	—	—	—	—	—
Voluntary termination	—	—	—	—	—	—	937,577
Without Cause termination	550,000	—	—	—	6,576	—	937,577
Termination following Change in Control (7)	—	—	—	—	—	—	528,919
Disability (8)	—	—	206,250	—	—	—	937,577
Death (9)	—	—	—	—	—	—	937,577
Andrew Sriubas						—
Termination for Cause	—	—	—	—	—	—	—
Voluntary termination without Good Reason	—	—	—	—	—	—	—
Without Cause or Good Reason termination	550,000	—	—	—	20,021	—	—
Termination following Change in Control (7)	—	—	—	—	—	—	528,919
Disability (8)	—	—	206,250	—	—	—	907,866
Death (9)	—	—	—	—	—	—	907,866

Name	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Pro-Rated Bonus ($)	Deferred Compensation ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Other Payments(4)	Vesting of Equity Awards ($)(5)(6)
Richard H. Sauer
Termination for Cause	—	—	—	—	—	—	—
Voluntary termination	—	—	—	—	—	—	—
Without Cause termination	475,000	—	—	—	7,274	—	—
Termination following Change in Control (7)	—	—	—	—	—	—	403,244
Disability (8)	—	—	118,750	—	—	—	696,945
Death (9)	—	—	—	—	—	—	696,945

(1)	For each NEO, amounts reflect the continuation of his base salary for a period of twelve months (in this instance, January 1, 2016 through December 31, 2016).

(2)	Amount reflects the payment of 12 months’ worth of Mr. Male’s target bonus.

(3)	For Messrs. Male, Punter, Shassian and Sriubas, the amounts shown reflect our cost of providing continued health insurance benefits as provided in their employment agreements. For Mr. Sauer, the amounts shown reflect our cost of providing continued health insurance benefits and life insurance coverage as provided in his employment agreement.

(4)	In the event of a termination without Cause or for Good Reason, or for disability, Mr. Male would receive payment of expenses associated with his and his family’s repatriation back to the United Kingdom during the twelve months following his termination, plus an additional payment in an amount that after payment of all taxes payable by him with respect to such additional payment, will equal the amount of all taxes payable by him with respect to the related reimbursement.

(5)	The calculation of the value associated with the acceleration or continuation (as the case may be) of the vesting of equity grants, (a) in the case of stock awards, was based on the closing price of a share of our common stock on the NYSE on December 31, 2015, which was $21.83, with the inclusion of the PRSUs awarded during 2015 reflecting actual achievement of the applicable performance conditions; and (b) in the case of options, was based on the difference between such closing price and the exercise price of the option. See “—2015 Outstanding Equity Awards at Fiscal Year-End” for more information about the equity awards included in the above calculation. Following a termination of employment by Mr. Punter voluntarily or without Cause, any outstanding equity awards will continue to vest until February 18, 2019. See “—Termination Without ‘Cause’ by Us or for ‘Good Reason’ by the NEO.” Any outstanding options held by Mr. Male are out of the money as of December 31, 2015 based on the exercise price of $26.39, and therefore have no intrinsic value to include in the table above.

(6)	Represents accelerated vesting of equity awards then outstanding upon termination of employment due to death or permanent disability.

(7)	Represents accelerated vesting of 2015 equity grants for a Qualifying Separation (as defined below) upon a Change in Control pursuant to the Amended and Restated Omnibus SIP and related equity award terms and conditions. The table does not include potential payments under the CIC Plan upon termination following a Change in Control because the CIC Plan became effective as of January 1, 2016. See “—Termination Following a Change in Control.”

(8)

In the event of a termination due to disability, the NEOs would generally receive the pro-rated bonus for the calendar year in which the disability occurs and a pro-rated target bonus for the period during which the NEO receives short-term disability benefits under the Company’s short-term disability program. For this purpose, we have assumed that the NEO would receive short-term disability benefits for six months (which is the maximum under the short-term disability plan). However, with respect to a December 31, 2015 termination due to disability, bonuses for the NEOs for the period January 1, 2015 through December 31, 2015 are not included in the pro-rated bonus as these amounts are assumed to have been earned by the NEOs and therefore do not represent enhanced benefits.

(9)	In the event of a termination due to death, the NEOs would generally receive a pro-rated bonus for the calendar year in which the NEO’s death occurs. However, with respect to a December 31, 2015 termination due to death, bonuses for the NEOs for the period January 1, 2015 through December 31, 2015 are not included in the pro-rated bonus as these amounts are assumed to have been earned by the NEOs and therefore do not represent enhanced benefits.

None of the NEO’s employment arrangements provide for (1) post-termination payments and benefits solely in the event of a change in control (that is, there are no “single trigger” benefits) or (2) tax “gross-ups” in the event any payment or benefit owed to him under his respective arrangement is subject to the excise tax imposed by Section 4999 of the Code.

Termination for Cause or Voluntary Termination Without Good Reason

Each NEO’s employment arrangement includes a definition of “Cause” (as discussed below) for which the executive’s employment may be terminated. Except as otherwise described below, each NEO will not receive incremental payments and benefits under their respective employment arrangements in the event of a termination by us for “Cause” or a NEO’s voluntary termination without “Good Reason”.

Termination Without “Cause” by Us or for “Good Reason” by the NEO

Each NEO will receive termination payments and benefits if we terminate his employment without “Cause,” and each of Messrs. Male and Sriubas will also receive termination payments and benefits if he resigns for “Good Reason” pursuant to his employment agreement. In addition, if we terminate Mr. Punter’s employment without “Cause” or Mr. Punter voluntarily terminates his employment, he will continue to time vest in any outstanding unvested RSUs and other equity awards, if any, until February 18, 2019. If a termination without “Cause” or for “Good Reason”, and voluntary termination in the case of Mr. Punter, had occurred as of December 31, 2015, then, in addition to compensation the applicable NEO would have earned as of the termination date and benefits generally available to all salaried employees:

✓	Mr. Male would have received (1) a cash severance amount equal to the sum of 12 months of his annual salary and his annual target cash bonus; (2) Company-paid medical and dental benefits for up to 12 months; (3) accelerated vesting of all unvested stock options, RSUs and other equity awards that would have vested during the 12-month period following his termination of employment; and (4) payment of expenses associated with his repatriation back to the United Kingdom, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

✓	Mr. Shassian would have received (1) a cash severance amount equal to 12 months of his annual salary; (2) Company-paid medical and dental benefits for up to 18 months; and (3) accelerated vesting of certain RSU awards that would have vested during the 12-month period following his termination of employment.

✓	Mr. Punter would have received (1) a cash severance amount equal to 12 months of his annual salary; (2) Company-paid medical and dental benefits for up to 12 months; and (3) continued time vesting of all unvested RSUs and other equity awards, if any.

✓	Mr. Sriubas would have received (1) a cash severance amount equal to 12 months of his annual salary; and (2) Company-paid medical and dental benefits for up to 12 months.

✓	Mr. Sauer would have received (1) a cash severance amount equal to 12 months of his annual salary; (2) Company-paid medical and dental benefits for up to 12 months; and (3) company-paid life insurance until the end of the employment term.

The employment arrangements for the NEOs require that salary continuation and, in the case of Mr. Male, bonus continuation be paid over the applicable severance period. If the employment of any NEO was terminated without “Cause,” or if Mr. Male or Mr. Sriubas terminated his employment for “Good Reason,” each of them would be required to execute and deliver a general release and would be subject to certain restrictive covenants relating to non-competition, solicitation of our employees, protection of our confidential information and our ownership of work product and cooperation in litigation. Mr. Sauer would be subject to mitigation obligations under the terms of his employment arrangement.

Definition of Termination for “Cause”

We generally would be entitled to terminate the employment of each of Messrs. Punter, Sauer or Sriubas for “Cause” upon the following events: dishonesty, embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive in his reporting line; failure to comply with our written policies, including the Company’s Code of Conduct; material breach of his employment arrangement; failure (except in the event of disability) or refusal to substantially perform the material obligations under his employment arrangement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of our businesses or those who conduct business with us and our affiliated entities. With respect to Mr. Sauer, voluntary resignation during the term other than due to death or disability would also be considered termination for “Cause.”

We generally would be entitled to terminate the employment of Mr. Male for “Cause” upon the following events: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from an executive having authority to give such directive; failure to comply with our written policies, including the Company’s Code of Conduct; material breach of his employment agreement; resignation without Good Reason other than due to his death or disability or in certain other circumstances; willful failure or refusal after being given written notice (except in the event of disability) to substantially perform his material duties and responsibilities under the employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; conduct which is considered an offense involving moral turpitude under federal, state or local laws; or willful misconduct which brings him to public disrepute or scandal that does or is likely to do significant harm to our businesses or those who conduct business with us and our affiliated companies.

We generally would be entitled to terminate the employment of Mr. Shassian for “Cause” upon the following events: fraud, misappropriation or embezzlement; conviction of a felony or a misdemeanor involving fraud, perjury or moral turpitude; his repeated willful failure to perform services under the agreement; his material breach of certain provisions in his agreement; or his terminating his employment during the term other than due to his death or disability.

Definition of “Good Reason” Termination

A “Good Reason” termination for Mr. Male generally would be triggered by the following: (1) a reduction in his annual salary, bonus or long-term incentive compensation opportunity; (2) a material reduction in his positions, titles, authorities, duties or responsibilities; (3) the assignment of duties or responsibilities that are materially inconsistent with his current authorities, duties and responsibilities or which materially impair his ability to function as our Chief Executive Officer (provided that assignment of authorities, duties or responsibilities relating to operations of a public company or which are consistent with those of a public company Chief Executive Officer would not trigger “Good Reason”); (4) material breach by us of any of our obligations under the agreement; or (5) the requirement that he relocate outside the New York metropolitan area.

A “Good Reason” termination for Mr. Sriubas generally would be triggered by the following: (1) (a) a significant adverse change in the nature or scope of his authorities, powers, functions, responsibilities or duties attached to his position with the Company and any subsidiary, (b) a reduction in the aggregate amount of his annual base salary or bonus received from the Company and any subsidiary, (c) a reduction in his long-term incentive compensation opportunity from the level in effect on the date of his employment agreement, or such higher level as may be in effect at any time after such date, or (d) the termination or denial of his rights to retirement or welfare benefits or a reduction in the scope or value of such benefits (other than any such reduction that is generally applicable to all employees of the Company), and such change reduction or termination is not remedied by the Company within ten business days after receipt by the Company of written notice from Mr. Sriubas of such change, reduction or termination, as the case may be; (2) any change of his principal place of employment to a location more than 50 miles from your principal place of employment as of the commencement of the employment term; or (3) any failure to pay him any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice from Mr. Sriubas). Messrs. Shassian, Punter and Sauer do not have a “Good Reason” provision in their employment arrangements.

Termination Following a Change in Control

Pursuant to the Amended and Restated Omnibus SIP and the related equity award terms and conditions, with respect to equity award grants beginning in 2015, if an NEO (1) is involuntarily terminated by the Company without Cause (as defined in the NEO’s employment agreement or if not included in the NEO’s employment agreement, as defined in the each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable) other than due to death or disability, (2) voluntarily terminates his employment with the Company for Good Reason (as defined in the NEO’s employment agreement or if not included in the NEO’s employment agreement, as defined in the each of the Amended and Restated Omnibus SIP, the related equity award terms and conditions, and the CIC Plan, as applicable), or (3) is terminated as a result of the death or disability of the NEO ((1), (2) and (3) are collectively referred to as a “Qualifying Separation”), following the consummation of a Change in Control, vesting of any outstanding, unvested equity awards granted to the NEO will accelerate.

Pursuant to the CIC Plan, if an NEO experiences a Qualifying Separation, within a period of two years following the consummation of a Change in Control, the NEO is entitled to receive the following severance payments and benefits:

✓	A single lump sum cash payment equal to the sum of two times the NEO’s base salary and two times the NEO’s target annual bonus, except for Mr. Male, who would receive three times his base salary and target annual bonus;

✓	A single lump sum cash payment of the NEO’s pro-rated target annual bonus for the year in which the Qualifying Separation occurs; and

✓	Premium payments for continuation health insurance coverage until the earlier of (a) two years (or three years with respect to Mr. Male) after the Qualifying Separation or (b) the date on which the NEO becomes eligible for health insurance coverage from a third party.

As a condition of participation in the CIC Plan, among others, each NEO must execute a participation agreement (the “Participation Agreement”) in which the NEO agrees to the terms of his participation under the CIC Plan, and, except as otherwise provided in certain NEO’s Participation Agreement with respect to life insurance or expense reimbursement benefits, that the severance payments and benefits provided under the CIC Plan are in place of any other severance payments or benefits to which the NEO may be entitled under his employment agreement upon a Qualifying Separation. In addition, the Participation Agreement for each NEO provides that the non-competition and non-solicitation provisions set forth in the CIC Plan will supersede any similar restrictive covenants in each NEO’s employment agreement upon a Qualifying Separation. The CIC Plan does not replace or modify any accelerated equity vesting rights held by an NEO, which remain governed by the Amended and Restated Omnibus SIP and related equity award terms and conditions, as well as each NEOs employment agreement, as applicable. The table above does not include potential payments under the CIC Plan upon a Qualifying Separation following a Change in Control because the CIC Plan did not become effective until January 1, 2016.

Termination Due to Disability

If Messrs. Shassian, Punter, Sauer and Sriubas were to be terminated during the employment term as a result of disability, they would receive salary earned through the date of termination, a prorated bonus for the calendar year in which the disability occurs, a prorated target bonus for the period during which they receive short-term disability benefits under our short-term disability program, and accelerated vesting of their outstanding equity awards. If Mr. Male were to be terminated during the employment term as a result of disability, he would receive the above payments and benefits, plus payment of expenses associated with his and his family’s repatriation back to the United Kingdom, plus an additional payment equal to the amount of all taxes payable by him with respect to the related reimbursement.

Termination Due to Death

If Messrs. Male, Shassian, Punter, Sauer and Sriubas were to die during the employment term, their beneficiaries or estates would receive salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which the executive would have earned) and accelerated vesting of their outstanding equity awards. No additional payments or benefits would be due under their respective contracts.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2015 regarding the only equity compensation plan maintained by the Company on that date, the Amended and Restated Omnibus SIP. As of December 31, 2015, there were no other equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,597,829	(2)	$15.72	5,651,173	(3)

Equity compensation plans not approved by security holders	—		—	—

Total:	1,597,829		$15.72	5,651,173

(1)	The weighted-average exercise price in column (b) includes stock options only, and does not reflect the shares that will be issued in connection with the settlement of RSUs since RSUs have no exercise price.

(2)	The amount shown in column (a) includes the following awards that were granted under the Amended and Restated Omnibus SIP: 1,302,932 shares of our common stock issuable in connection with the settlement of PRSUs and TRSUs, for which the number of PRSUs was determined based on the number of shares that could be earned assuming target achievement of the applicable performance conditions, as described above under “—Compensation Discussion and Analysis—Elements of 2015 NEO Compensation—Performance-Based Compensation-Long-Term Equity Incentive Compensation,” and 294,897 shares issuable upon the exercise of outstanding stock options.

(3)	The amount shown in column (c) represents shares of common stock remaining available for issuance under the Amended and Restated Omnibus SIP, under which the Committee is authorized to make awards of options, stock appreciation rights, restricted and unrestricted stock, RSUs, dividend equivalents, performance awards (including performance share units) and other equity-related awards.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2016 by: (1) each stockholder known to us to beneficially own more than 5% of our common stock; (2) each of our directors and each director nominee; (3) each of our NEOs; and (4) all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within, or RSUs that will vest on or within, 60 days of March 31, 2016. Securities that can be so acquired within 60 days of March 31, 2016, are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Unless otherwise indicated below, we believe, based on the information furnished to us that the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown that they beneficially own, subject to community property laws, where applicable. As of March 31, 2016, there were 137,868,748 shares of our common stock outstanding. Unless otherwise indicated below, the address of each named person is c/o OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
5% Beneficial Owners:

Capital World Investors (1) 333 South Hope Street Los Angeles, CA 90071	12,484,504	9.06%
BlackRock Inc. (2) 55 East 52nd Street New York, NY 10022	9,582,462	6.95%

Brookfield Investment Management Inc. (3) Brookfield Place 250 Vessey St., 15th Floor New York, NY 10281-1023	9,638,171	6.99%
The Vanguard Group (4) 100 Vanguard Blvd Malvern, PA 19355	9,002,313	6.53%

FMR LLC (5) 245 Summer Street Boston, MA 02210	8,327,576	6.04%
JPMorgan Chase & Co. (6) 270 Park Avenue New York, NY 10017	7,734,612	5.61%

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Shares
Directors and Named Executive Officers:

William Apfelbaum (7)	28,031		*
Nicolas Brien (8)	4,278		*
Manuel A. Diaz (8)	1,392		*
Jeremy J. Male (8)(9)	251,003		*
Peter Mathes (8)	10,929		*
Clive Punter (8)	8,866		*
Richard H. Sauer (8)(9)	20,019		*
Donald R. Shassian (8)	132,438		*
Andrew Sriubas (8)	9,247		*
Susan M. Tolson (8)	1,395		*
Joseph H. Wender (8)	2,517		*
All directors and executive officers as a group (13 persons) (8)(9)	494,314		*

*  Less than 1%.

(1)	Based solely on information contained in a report on Amendment No. 1 to Schedule 13G, filed with the SEC on February 12, 2016 (the “Capital World 13G”), by Capital World Investors (“Capital World”), reporting beneficial ownership as of December 31, 2015. The Capital World 13G reported that Capital World has sole voting power over 12,484,504 shares and sole dispositive power of 12,484,504 shares. Capital World is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World disclaims beneficial ownership of these shares.

(2)	Based solely on information contained in a report on Amendment No. 1 to Schedule 13G, filed with the SEC on January 27, 2016 (the “BlackRock 13G”), by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2015. The BlackRock 13G reported that BlackRock has sole voting power over 9,069,015 shares and sole dispositive power of 9,582,462 shares.

(3)	Based solely on information contained in a report on Amendment No. 1 to Schedule 13G, filed with the SEC on February 16, 2016 (the “Brookfield 13G”), by Brookfield Investment Management Inc. (“Brookfield”), reporting beneficial ownership as of December 31, 2015. The Brookfield 13G reported that Brookfield has sole voting power over 7,806,201 shares and sole dispositive power of 9,638,171 shares.

(4)	Based solely on information contained in a report on Amendment No. 1 to Schedule 13G, filed with the SEC on February 11, 2016 (the “Vanguard 13G”), by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 31, 2015. The Vanguard 13G reported that Vanguard has sole voting power over 98,986 shares, shared voting power over 7,400 shares sole dispositive power over 8,904,227 shares and shared dispositive power over 98,086 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 90,686 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 15,700 shares as a result of it serving as an investment manager of Australian investment offerings.

(5)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on February 12, 2016 (the “FMR 13G”), by FMR LLC (“FMR”), reporting beneficial ownership as of December 31, 2015. The FMR 13G reported that FMR has sole voting power over 640,557 shares and sole dispositive power of 8,327,576 shares.

(6)	Based solely on information contained in a report on Schedule 13G, filed with the SEC on January 28, 2016 (the “JPM 13G”), by JPMorgan Chase & Co. (“JPM”), reporting beneficial ownership as of December 31, 2015. The JPM 13G reported that JPM has sole voting power over 7,514,421 shares, shared voting power over 101 shares, sole dispositive power over 7,732,553 shares and shared dispositive power over 485 shares.

(7)	Includes additional shares of our common stock which the indicated director holds indirectly: Mr. Apfelbaum, 22,423.

(8)	Includes shares acquired due to the settlement of dividend equivalents into shares of our common stock at vesting.

(9)	Includes the following shares of our common stock which the indicated NEO had the right to acquire on or within 60 days of March 31, 2016, (i) upon the exercise of stock options: Mr. Male, 51,706; and (ii) upon the settlement of RSUs: Mr. Sauer, 180.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Based solely on our review of the reports filed during 2015 and questionnaires from our directors and executive officers, we determined that with the exception of two late Form 4 filings related to two transactions by Mr. Apfelbaum, no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Agreement and Plan of Reorganization with CBS

On January 15, 2014, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) with CBS, which prior to the Separation (as defined below) was our indirect parent, and a wholly owned subsidiary of CBS, pursuant to which, among other things, the Company paid (i) $1.52 billion from the net proceeds from (1) the issuance by wholly-owned subsidiaries Outfront Media Capital LLC and Outfront Media Capital Corporation of $400.0 million aggregate principal amount of 5.250% Senior Notes due 2022 and $400.0 million aggregate principal amount of the 5.625% Senior Notes due 2024 that were on issued on January 31, 2014 and (2) borrowings of $800.00 million under a term loan due in 2021, pursuant to a credit agreement entered into among Outfront Media Capital LLC, Outfront Media Capital Corporation, Citibank, N.A. and the other lenders party thereto, on January 31, 2013, and (ii) $515.0 million from the $615.00 million of net proceeds from the IPO, to such wholly owned subsidiary of CBS, together with shares of our common stock, in consideration for the contribution of the entities comprising CBS’s Outdoor Americas operating segment to the Company pursuant to the reorganization transactions. On July 16, 2014, CBS disposed of all of its shares of our common stock and as of July 16, 2014, we were separated from CBS (the “Separation”) and were no longer a subsidiary of CBS. Pursuant to the Reorganization Agreement, a portion ($100.0 million) of the IPO proceeds was retained by us and was applied to the $109.5 million cash portion of the special dividend to distribute our accumulated earnings and profits as of July 17, 2014, the date we began operating as a REIT for U.S. federal income tax purposes, including any earnings and profits allocated to the Company by CBS in connection with the Separation (the “E&P Purge”). CBS transferred the balance of the cash portion of the E&P Purge (approximately $9.5 million) to us prior to the payment of the E&P Purge.

Master Separation Agreement with CBS

In connection with our IPO, the Company entered into a master separation agreement with CBS, providing for, among other things, the Company’s responsibility for liabilities related to the Company’s business and the responsibility of CBS for liabilities unrelated to the Company’s business as well as indemnification obligations and ongoing commitments of each of the Company and CBS.

The master separation agreement also contains provisions allocating between the Company and CBS liabilities related to the employment of current and former employees of the Company and the compensation and benefit plans and programs in which such employees participate. In general, the Company assumes or retains liabilities related to the employment, compensation and benefits of current and former employees; however, CBS retains liabilities related to current and former employees under certain defined benefit pension plans sponsored by CBS.

Transition Services Agreement with CBS

Prior to the IPO, CBS performed or supported many important corporate functions for the Company. The Company’s historical financial statements reflect charges for these services on an allocation basis. In connection with the IPO, the Company entered into a transition services agreement with CBS, pursuant to which CBS would provide the Company with certain services, and the Company would provide CBS with certain limited services, in each case, on an interim basis for a limited period. The services provided to the Company by CBS include legal, finance, information technology, insurance, tax and employment functions. In connection with the Separation, we amended the transition services agreement to extend the time periods in which CBS would provide the transaction services described above to January 16, 2015 or to July 16, 2015, as applicable depending on the services being provided. The agreed-upon charges for such services are generally on a cost-plus-margin basis and each party has agreed to reimburse the other for its out-of-pocket costs in connection therewith. The liability of each party under the transition services agreement for the services it provides is generally limited. As of December 31, 2014, all services previously provided by CBS have been transitioned to us. For more information on the allocation of the charges for services and benefits provided to us by CBS, see Note 7 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Tax Matters Agreement with CBS

In connection with the IPO, the Company entered into a tax matters agreement with CBS, which governs the respective rights, responsibilities and obligations of CBS and the Company with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for the periods during which the Company was a member of the CBS consolidated tax group. Pursuant to the tax matters agreement, we are liable to pay CBS for any taxes imposed on or related to us while we were a member of the CBS consolidated tax group. In addition, CBS is liable to pay us for any reductions in taxes paid related to us while we were a member of the CBS consolidated tax group. The tax matters agreement also separately allocates among the parties any tax liability arising as a result of any failure of the Separation to qualify as a tax-free transaction based on actions taken during the two-year period following the Separation.

License Agreement with CBS

In connection with the IPO, the Company entered into a license agreement with a wholly owned subsidiary of CBS, pursuant to which the Company had the right to use “CBS” in the corporate names of the Company and the right to use the “CBS” mark and the “CBS” logo on the Company’s advertising billboards for a limited of time following the Separation. In connection with the Separation, the Company amended the license agreement to extend the time period in which the Company had the right to use “CBS” in the corporate names of the Company to December 31, 2014, and has the right to use the “CBS” mark and logo on the Company’s advertising displays to March 31, 2016. On November 20, 2014, the Company rebranded, and the Company changed its legal name to “OUTFRONT Media Inc.”

Registration Rights Agreement with CBS

In connection with the IPO, the Company entered into a registration rights agreement with CBS that provided CBS and its affiliated entities with certain registration rights for shares of the Company’s common stock owned by them, including demand registration rights and piggyback registration rights. In connection with the Separation, CBS disposed of all of its shares of our common stock subject to the registration rights agreement.

Other Transactions with CBS

For advertising spending placed by CBS and its subsidiaries, we recognized total revenues of $18.6 million, of which $7.7 million was before the Separation, for 2014 and $14.9 million for 2013. As of December 31, 2014, in connection with the Separation, there were no receivables from CBS and payables to CBS were $0.2 million.

Viacom Inc. is controlled by National Amusements, Inc., the controlling stockholder of CBS. Revenues recognized for advertising spending placed by various subsidiaries of Viacom Inc. were $10.4 million, of which $4.3 million was before the Separation, in 2014 and $9.3 million in 2013.

On July 16, 2014, as a result of the Separation, CBS and their affiliates, including Viacom Inc., ceased to be related persons.

Transactions with Directors and Executive Officers

Clive Punter, the Company’s Executive Vice President and Chief Revenue Officer, was a founding partner of GeniusQ, which provided consulting services to the Company from 2012 to 2014. Pursuant to a consulting agreement, GeniusQ provided consulting and advisory services to the Company from May 2014 to October 2014, resulting in payments by the Company to GeniusQ, for the benefit of Mr. Punter, of approximately $289,000.

For a description of the related person transaction involving William Apfelbaum, a member of the Company’s board of directors, see “Directors, Executive Officers and Corporate Governance—Compensation Committee Interlocks and Insider Participation.”

Review, Approval or Ratification of Transactions with Related Persons

The Company has a written policy regarding the review and approval, ratification or other action to be taken with respect to transactions with related persons. Pursuant to this policy, the Nominating and Governance Committee will review and approve, ratify or take other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement or Annual Report on Form 10-K. In its review, the Nominating and Governance Committee will be provided with the details of a proposed related person transaction, including the terms of the related person transaction, the business purpose of the related person transaction, and the benefits to the Company and to the relevant related persons that are derived from the related person transaction. In determining whether to approve, ratify or take any other action it deems appropriate with respect to the related person transaction, the Nominating and Governance Committee will consider, among other factors, the following factors to the extent relevant to the related person transaction: (a) whether the terms of the related person transaction are fair to the Company and on the same basis would apply if the transaction did not involve a related person; (b) whether there are business reasons for the Company to enter into the related person transaction; (c) whether the related person transaction would impair the independence of an outside director; and (d) whether the related person transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account several factors. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review will abstain from voting on any action to be taken with respect to the related person transaction but may, if so requested by the chair of the Nominating and Governance Committee, participate in some or all of the discussions with respect to the related person transaction. Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of the information obtained from the related person and information available from the Company’s records. The agreements and/or transactions set forth in this section that pertain to CBS were entered into prior to the completion of the IPO and were not subject to the Company’s related person transaction policy.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the full Board of Directors has considered and nominated the following Class II nominee for a three-year term expiring in 2019: Nicolas Brien. Action will be taken at the Annual Meeting for the election of this Class II nominee. Mr. Apfelbaum and the Nominating and Governance Committee have agreed that he will not be nominated as a director for re-election at the Annual Meeting, and therefore his term will expire at the commencement of the Annual Meeting. See “Directors, Executive Officers and Corporate Governance—Election and Classification of Directors.”

Unless otherwise instructed, the persons named in the form of proxy card attached to this proxy statement intend to vote the proxies held by them for the election of Nicolas Brien. If, for any reason, the director nominee becomes unavailable for election, the persons named in the form of proxy card may exercise discretion to vote for a substitute nominee proposed by the Board. The director nominee has indicated that he will be able to serve if elected and has agreed to do so.

The relevant experiences, qualifications, attributes or skills of the director nominee that led the Board to recommend the above person as a nominee for director are described in the section entitled “Directors, Executive Officers and Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS II DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016, subject to stockholder ratification. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

Audit and Non-Audit Fees

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2015and 2014.

	2015	2014
Audit Fees (1)	$2,248,619	$2,865,301
Audit-Related Fees (2)	753,006	94,043
Tax Fees (3)	298,534	78,389
All Other Fees (4)	5,400	—

Total	$3,305,559	$3,037,733

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including quarterly financial statement reviews, statutory audits, engagements required by Federal or state regulatory agencies, and comfort letters.

(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements other than those included in “Audit Fees.” These services include due diligence related to the Company’s acquisition activities, contractually required audits, audits of the Company’s pension plans and carve-out audits related to divestitures.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including international tax compliance, transfer pricing studies and tax due diligence and planning related to the Company’s acquisition and divestiture activity.

(4)	All Other Fees for 2015 includes a license for accounting research software.

All audit and non-audit services provided to the Company by PwC for 2015 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Pursuant to the Audit Committee’s pre-approval policies and procedures in effect during 2015, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $100,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $250,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2016, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2015, at the same per engagement and aggregate authorized amounts that were in effect for 2015.

In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of OUTFRONT Media Inc., a Maryland corporation (the “Company”), does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates such information by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee provides that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists in the Board’s oversight of:

•	The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•	The evaluation of the effectiveness of the Company’s internal control over financial reporting, disclosure controls and procedures and risk management procedures;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

A brief description of the primary responsibilities of the Audit Committee is included in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders in the section entitled “Directors, Executive Officers and Corporate Governance—Board Committees—Audit Committee.”

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2015, and the Company’s disclosures in the section entitled “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Auditing Standards No. 16 adopted by the PCAOB regarding “Communication with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC the firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Audit Committee

Joseph H. Wender, Chair

Peter Mathes

Susan M. Tolson

PROPOSAL NO. 3—NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement in the section entitled “Executive Compensation.” As an advisory vote, this proposal is not binding. However, the Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and expect to consider the outcome of the vote when making future compensation decisions for our named executive officers.

The text of the resolution with respect to Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As more fully discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis,” the Company’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The core objectives of these programs are to provide compensation arrangements that are stockholder value focused, market-based, performance-based and flexible. In particular, stockholders should note the following:

•	A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•	Long-term equity incentive grants, which constitute a key component of our executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase the price of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON- BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder wishes to propose a matter for consideration at our 2017 Annual Meeting of Stockholders, the proposal should be mailed to the Company’s Secretary at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. To be eligible under the SEC rules for inclusion in the Company’s proxy statement and form of proxy relating to the 2017 Annual Meeting of Stockholders, a proposal must be received by our Company’s Secretary on or before December 22, 2016. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, the Bylaws permit stockholders to nominate directors and present other business for consideration at our 2017 Annual Meeting of Stockholders, but not for inclusion in the Company’s proxy statement and form of proxy relating to the 2017 Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the 2017 Annual Meeting of Stockholders, you must submit a timely notice in accordance with the procedures described in the current Bylaws. To be timely, a stockholder’s notice shall be delivered to the Company’s Secretary, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174 not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2017, such a proposal must be received on or after November 22, 2016, but not later than December 22, 2016. In the event that the date of the Annual Meeting of Stockholders to be held in 2017 is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice by the stockholder must be so delivered not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in the Bylaws.

OTHER MATTERS

As of the date of this proxy statement, the Board does not know of any other matters which are likely to be brought before the Annual Meeting. The proxy card grants to the persons named in the proxy card the discretionary authority to vote on all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors,

RICHARD H. SAUER
Executive Vice President, General Counsel and Secretary

April 21, 2016

We make available, free of charge on our website all of our filings that are made electronically with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To access these filings, go to the Investor Relations section of our website, at www.outfrontmedia.com. Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, including the related financial statements and schedules, filed with the SEC, are also available without charge to stockholders upon written request addressed to the Company’s Secretary, Richard H. Sauer, at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to any SEC report when such exhibits are requested.

OUTFRONT MEDIA INC.

C/O WELLS FARGO SHAREHOLDER SERVICES

1110 CENTRE POINT CURVE

SUITE 101

MENDOTA HEIGHTS, MN 55120-4100

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05281-P77033	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OUTFRONT MEDIA INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of One Class II Director Nominee	☐	☐	☐
Nominee:
01) Nicolas Brien

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as OUTFRONT Media Inc.’s independent registered public accounting firm for fiscal year 2016.	☐	☐	☐
3. Approval, on a non-binding advisory basis, of the compensation of OUTFRONT Media Inc.’s named executive officers.	☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy is solicited on behalf of the Board of Directors of OUTFRONT Media Inc. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2016:

The Notice and Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com.

E05282-P77033

OUTFRONT MEDIA INC.

Annual Meeting of Stockholders

June 7, 2016, 10:00 AM EDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of OUTFRONT Media Inc., a Maryland corporation, hereby appoint(s) Jeremy M. Male and Richard H. Sauer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of OUTFRONT MEDIA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 7, 2016, at 605 Third Avenue, New York, NY 10158, and any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Annual Report to Stockholders, and hereby revokes any proxy heretofore given with respect to the Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE(S) LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side